UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Bank Mutual Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

BANK MUTUAL CORPORATION

4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

March 10, 2014

Dear Fellow Shareholder,

We invite you to attend the Bank Mutual Corporation 2014 Annual Meeting of Shareholders, which will be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin, at 10:00 a.m., Central Time, on Monday, May 5, 2014.

Bank Mutual Corporation’s Notice of Annual Meeting of Shareholders and Proxy Statement, which are enclosed, describe the business to be conducted at the Annual Meeting. If you plan to attend the Annual Meeting, please check the box on the proxy form so that we can plan for the appropriate number of people.

Also enclosed is a copy of Bank Mutual Corporation’s Summary Annual Report, and attached to this Proxy Statement is the Annual Report on Form 10-K for the year ended December 31, 2013.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to mark, sign, date and return your proxy form in the enclosed postage-paid envelope as soon as possible to make sure that you are represented. Signing the proxy will not prevent you from voting in person at the Annual Meeting, but will ensure that your shares will be represented if you are unable to attend.

Sincerely,

BANK MUTUAL CORPORATION

David A. Baumgarten
President and Chief Executive Officer

BANK MUTUAL CORPORATION
______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2014

____________________________

To the Shareholders of Bank Mutual Corporation:

The 2014 annual meeting of shareholders of Bank Mutual Corporation will be held on Monday, May 5, 2014, at 10:00 a.m., Central Time, at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin, for the following purposes:

(1)	Electing four directors to serve for terms expiring in 2017;
(2)	Ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014;
(3)	Holding an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein;
(4)	Approving Bank Mutual Corporation’s 2014 Incentive Compensation Plan; and
(5)	Transacting such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors recommends that shareholders vote FOR each of the board’s director nominees, FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, FOR advisory approval of the compensation of the Company’s named executive officers, and FOR approval of the 2014 Incentive Compensation Plan.

The board of directors has fixed the close of business on March 3, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting.

We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the annual meeting. Please read it carefully.

If you have questions or comments, please direct them to Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223, Attention: Corporate Secretary. Please also contact the corporate secretary if you would like directions to the annual meeting. If you prefer, you may also e-mail questions, comments or requests for directions to james.carter@bankmutual.com.

By Order of the Board of Directors

James P. Carter
Vice President and Secretary

Milwaukee, Wisconsin

March 10, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 5, 2014: The Company’s Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2013, and Summary Annual Report are available at: http://www.bankmutualcorp.com under the link “Annual Meeting Materials.”

To view this material, your browser must support the PDF file format. If your browser does not support PDF viewing, download and installation instructions are available at the above link.

YOUR VOTE IS IMPORTANT

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, please indicate your voting directions, sign, date and promptly return the accompanying proxy, which is solicited by the Bank Mutual Corporation board of directors, using the enclosed self-addressed envelope, which requires no postage if mailed in the United States. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the annual meeting.

PROXY STATEMENT

BANK MUTUAL CORPORATION

4949 West Brown Deer Road
Milwaukee, Wisconsin 53223
(414) 354-1500

______________________

SOLICITATION AND VOTING

This proxy statement and accompanying proxy are furnished to the shareholders of Bank Mutual Corporation (“Bank Mutual Corporation” or the “Company”) in connection with the solicitation of proxies by Bank Mutual Corporation’s board of directors for use at the annual meeting of Bank Mutual Corporation shareholders on Monday, May 5, 2014, and at any adjournment of that meeting. The 2013 summary annual report to shareholders, which accompanies this proxy statement, and the 2013 annual report on Form 10-K, attached hereto, contain financial statements and other information concerning the Company. The Company is mailing the proxy materials to shareholders beginning on or about March 10, 2014.

Record Date and Meeting Information. The board of directors has fixed the close of business on March 3, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. Only holders of record of Company common stock, the only class of voting stock of Bank Mutual Corporation outstanding, on the record date are entitled to notice of and to vote at the annual meeting. Each share of common stock is entitled to one vote. At the record date, there were 46,551,284 shares of common stock validly issued and outstanding.

The board of directors of Bank Mutual Corporation knows of no matters to be acted upon at the annual meeting other than as set forth in the notice attached to this proxy statement. If any other matters properly come before the annual meeting, or any adjournment thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters.

Voting Your Shares. Any shareholder entitled to vote at the annual meeting may vote either in person or by a properly executed proxy. Shares represented by properly executed proxies received by Bank Mutual Corporation will be voted at the annual meeting, or any adjournment thereof, in accordance with the terms of such proxies, unless revoked. If you own your shares directly and no voting instructions are given on a properly executed proxy, the shares will be voted by the persons named to vote the proxy FOR the election of the designated director nominees, FOR ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm, FOR advisory approval of the compensation of the Company’s named executive officers, and FOR approval of the Company’s 2014 Incentive Compensation Plan.

Brokers do not have discretion to cast votes in the election of directors with respect to any shares held in street name for which they have not received voting directions from the beneficial owners. Therefore, if you hold your shares in street name, you must vote your proxy if you wish your shares to be voted in the election of directors, or on the advisory vote regarding executive compensation.

A shareholder may revoke a proxy at any time prior to the time it is voted by filing a written notice of revocation with the corporate secretary of the Company, by delivering a properly executed proxy bearing a later date or by voting in person at the annual meeting. Attendance at the annual meeting will not in itself constitute revocation of a proxy.

Shares in Dividend Reinvestment or Employee Plans. If a shareholder participates in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the proxy also will serve as voting instructions for the participant’s shares held in the DRP. Participants’ shares will be voted by the administrator of the DRP in accordance with those voting instructions. If a participant does not return a proxy, the DRP administrator will not vote that participant’s shares held in the DRP.

Any shareholder who owns shares through an investment in the Company Common Stock Fund of the Bank Mutual Corporation 401(k) Plan (the “401(k) Plan”), including shares transferred into the 401(k) Plan from the former Employee Stock Owenrship Plan ("ESOP"), will receive a separate blue proxy card, marked “401k,” to instruct the 401(k) Plan’s administrator how to vote those shares. The administrator will vote shares in those participants’ 401(k) Plan accounts in accordance with the voting instructions on the proxies. If a 401(k) Plan participant does not return a proxy, the administrator will vote that participant’s shares in the 401(k) Plan in the same proportion as the voting of all shares in the 401(k) Plan for which voting instructions have been received.

Quorum and Required Vote. A majority of the votes entitled to be cast by the shares entitled to vote, represented in person or by proxy, will constitute a quorum of shareholders at the annual meeting. Shares for which authority is withheld to vote for director nominees, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of establishing a quorum. The inspectors of election appointed by the board of directors will count the votes and ballots at the annual meeting.

Assuming a quorum is present, a plurality of the votes cast at the annual meeting by the holders of shares of common stock entitled to vote is required for the election of directors. In other words, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors in a class to be chosen at the annual meeting. With respect to the election of directors, any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a comparatively larger number of votes.

Assuming that a quorum is present, the selection of Deloitte & Touche LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Accordingly, any shares not voted on this matter, whether by abstention or otherwise, will have no effect on this matter.

Assuming a quorum is present, the advisory vote approving the compensation of the Company’s named executive officers will be deemed to have been approved if more shares are voted in favor of approval than are voted against approval. Accordingly, any shares not voted on this matter, whether by abstention or otherwise, will have no effect on this matter.

Assuming a quorum is present, the Bank Mutual Corporation 2014 Incentive Compensation Plan will be deemed to have been approved if more shares are voted in favor of approval than are voted against approval. Accordingly, any shares not voted on this matter, whether by abstention or otherwise, will have no effect on this matter.

Expenses and Solicitation. Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of the Company in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for their related out-of-pocket expenses. Brokers, dealers, banks, or their nominees, who hold common stock on behalf of another will be asked to send proxy materials and related documents to the beneficial owners of such stock, and the Company will reimburse those persons for their reasonable expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth information regarding the beneficial ownership of Company common stock as of the March 3, 2014, record date by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. The table also includes information as to the only known 5% or greater shareholders of the Company.

	Number of Shares and
	Nature of Beneficial	Percent
Name of Beneficial Owner	Ownership (1)(2)	of Class

P. Terry Anderegg	290,018	*
David A. Baumgarten	217,338	*
David C. Boerke	44,600	*
Richard A. Brown	51,500	*
Thomas H. Buestrin	194,572	*
Michael T. Crowley, Jr. (3)	2,667,634	5.7%
Michael W. Dosland	173,824	*
Mark C. Herr	141,796	*
Gregory A. Larson	118,230	*
Thomas J. Lopina, Sr.	224,927	*
Christopher L. Mayne	78,800	*
William J. Mielke	370,829	*
Robert B. Olson	326,823	*
J. Gus Swoboda	224,538	*

All directors and executive officers
as a group (19 persons) (4)	5,228,183	11.2%

Lisa A. Mauer	100	*

BlackRock, Inc. (5)	4,393,681	9.4%

__________________

*	Less than 1.0%. Percentages are based on shares outstanding on the record date.

(1)	Unless otherwise noted, the specified persons have sole voting and dispositive power as to the shares. Includes the following shares that are either unvested restricted stock or were allocated to individuals’ ESOP accounts and now have been transferred into the 401(k) plan, for which individuals have sole voting power but may have more limited dispositive power over such shares: Mr. Anderegg – 36,435; Mr. Crowley Jr. – 24,480; Mr. Dosland – 582; and all directors and executive officers as a group –79,232. Includes the following shares that are allocated to individuals’ accounts under the Benefits Restoration Plan related to the 401(k) Plan for which individuals have sole dispositive power but no voting power over such shares: Mr. Anderegg – 3,447; Mr. Crowley Jr. – 32,599; and all directors and executive officers as a group – 36,046. Includes the following shares for which beneficial ownership is shared: Mr. Buestrin – 32,029; Mr. Crowley Jr. – 131,458; Mr. Dosland – 6,800; Mr. Herr – 39,213; Mr. Lopina –77,343; Mr. Mielke – 56,826; Mr. Olson – 229,623; and all directors and executive officers as a group – 694,669. See also notes (4) and (5) below.
(2)	Includes the following shares subject to options exercisable at or within 60 days of the record date: Mr. Anderegg – 119,400; Mr. Baumgarten – 80,800; Messrs. Boerke and Brown – 33,200 each; Messrs. Buestrin, Herr, Mielke, Olson and Swoboda – 97,200 each; Mr. Lopina – 88,200; Mr. Crowley Jr. – 719,400; Mr. Dosland – 69,400; Mr. Larson – 40,400; Mr. Mayne – 40,400; and all directors and executive officers as a group – 1,748,000. As of December 31, 2013, Mr. Lopina had pledged 86,034 shares.
(3)	The information for Mr. Crowley Jr. is based in part on an amendment to Schedule 13G dated February 11, 2014, filed by him along with other information available to the Company. Mr. Crowley Jr.’s business address is c/o Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, WI 53223.

(4)	Because the 401(k) Plan permits participants to vote shares and make investment decisions, except for certain takeover offers, shares held in the 401(k) Plan are included only if held in the accounts of named persons, even though certain of the officers are trustees or administrators of one of the plans. With respect to shares allocated to individuals’ accounts under the Benefits Restoration Plan, the individuals whose accounts hold such shares have sole dispositive power but no voting power over such shares; such shares are included in the individuals’ ownership in the table.
(5)	BlackRock, Inc. (“BlackRock”) filed an amendment to Schedule 13G dated January 28, 2014, reporting sole voting power as to 4,271,549 shares of common stock and sole dispositive power as to 4,393,681 shares of common stock. BlackRock filed the report as a parent holding company; the report identifies the following subsidiaries as subsidiaries which hold or acquired the securities reported; BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Japan Co. Ltd. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

The above beneficial ownership information is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

ELECTION OF DIRECTORS

The bylaws provide that the number of directors of Bank Mutual Corporation shall be between seven and thirteen, as determined by the board of directors. At each annual meeting, the term of office of one class of directors expires and a class of directors is elected to serve for a term of three years or until their successors are elected and qualified. Under the bylaws, the board may appoint a new director to fill a vacancy that occurs between annual meetings, including a vacancy that would result from a later determination to increase the size of the board.

The board has ten directors. This year’s board nominees for election for terms expiring at the annual meeting are David A. Baumgarten, David C. Boerke, Lisa A. Mauer and Robert B. Olson.

One of the nominees, Lisa A. Mauer, is not currently a director of the Company or the Bank, and is standing for election for the first time. It is the Company’s policy that the board of directors should reflect a broad variety of experience and talents. When the Nominating and Governance Committee makes nominations for election to the board, it reviews the Company’s director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information regarding the reasons Ms. Mauer was selected as a nominee, and criteria used to evaluate board membership generally, see "Director Attributes" and “Board Meetings and Committees–Nominating and Governance Committee,” respectively, below.

The term of Thomas J. Lopina, Sr. expires at the 2014 annual meeting. Mr. Lopina has decided to retire from the board upon the expiration of his term, and is therefore not standing for re-election. Mr. Lopina has served as a director of the Company and its affiliates since 2000, and previously as a director of First Northern Savings Bank, which the Company acquired in 2000, since 1979. We appreciate his many years of service to the Company; the board of directors would like to thank Mr. Lopina for his dedicated service.

Shares represented by proxies will be voted FOR the election of each of the nominees unless otherwise specified by the executing shareholder. If any nominee declines or is unable to act as a director, which the Company does not foresee, the board may name a replacement, in which case the shares represented by proxies will be voted FOR the substitute nominee.

Information regarding the nominees and the directors whose terms continue is set forth in the following table. For additional information regarding the specific attributes possessed by each of the current directors and nominees, which together with their specific business and personal experience listed in the following table, provide the bases for their nomination, see “Director Attributes” below.

The board of directors unanimously recommends that shareholders vote FOR the election of the director nominees listed in the following table.

Name and Age	Principal Occupation and Business Experience (1)	Director Since (2)

	Nominees for terms expiring in 2017

David A. Baumgarten, 63 (3)	President of the Company and the Bank since 2010, and Chief Executive Officer of the Company and the Bank since 2013; previously Executive Vice President – Regional Banking of Associated Banc-Corp	2010

David C. Boerke, 68 (4) (5)	Principal and commercial real estate advisor, The Boerke Company, Inc., a member of the Cushman Wakefield Alliance, a commercial real estate company; president, Boerke Advocates, Inc., commercial real estate company; principal private equity investor, Antietam, LLC	2007

Lisa A. Mauer, 56	Senior Vice President, Regional Development of BlackHawk Industrial (industrial products distributor) since 2011; previously, owner, president and CEO of Tool Service Corporation and affiliated entities	--

Robert B. Olson, 76 (5)(6)	Retired as self-employed consultant in 2005; prior to 2000, an executive with Little Rapids Corporation, specialty paper producer	2000

	Continuing Directors - Terms expire in 2015

Thomas H. Buestrin, 77 (4) (6) (7) (8)	President of Buestrin, Allen & Associates Ltd., real estate investment, management and development	1995

Michael T. Crowley, Jr., 71 (3) (8)	Chairman of the Company and the Bank; retired as Chief Executive Officer of the Company and the Bank in 2013.	1970

William J. Mielke, 66 (5) (6) (7)(8)	President and CEO of Ruekert & Mielke Inc., engineering consulting company	1988
	Continuing Directors – Terms expire in 2016

Richard A. Brown, 65 (6)	Owner, Richard A. Brown, CPA, a firm providing CFO consulting services, since 2007; retired in 2006 as an audit partner, KPMG LLP, an international accounting firm; private equity investor and board member, Fortress Partners Capital Management, LTD	2007

Mark C. Herr, 61 (6)	Senior Partner, Plunkett Raysich Architects LLP	2001

J. Gus Swoboda, 78 (7) (8)	Retired; prior thereto, Senior Vice President, Human and Corporate Development, Wisconsin Public Service Corporation, electric and gas utility	2000

______________________________________________________________________________________

(1)	Unless otherwise noted, all directors have been employed in their respective principal occupations listed for at least the past five years.

(2)	Indicates the date when director was first elected to the board of the Company or Bank Mutual (the “Bank”) (the Bank is a subsidiary of the Company), as the case may be. Messrs. Brown and Boerke each became a director of the Company in 2008. Messrs. Olson and Swoboda became directors of the Company in 2000 when the Company acquired First Northern Savings Bank (“First Northern”); they became directors of First Northern in 1997 (Mr. Olson) and 1987 (Mr. Swoboda). Ms. Mauer is first standing for election at the 2014 Annual Meeting.
(3)	Mr. Crowley Jr. was Chief Executive Officer of the Bank and Company until his retirement on July 1, 2013, at which time Mr. Baumgarten assumed those positions. Mr. Crowley Jr. remains Chairman of the Company and Bank.
(4)	Messrs. Boerke and Buestrin are first cousins.
(5)	Member of the Compensation Committee, of which Mr. Mielke is Chairman.
(6)	Member of the Audit Committee, of which Mr. Brown is Chairman.
(7)	Member of the Nominating and Governance Committee, of which Mr. Mielke is Chairman.
(8)	Member of the Executive Committee, of which Mr. Crowley Jr. is Chairman.

Director Attributes

When making its decisions regarding who to nominate, or re-nominate, for the board, the Nominating and Governance Committee of the board of directors considers an individual’s particular background and prior service with the Company, as summarized above, along with the general factors discussed in “Selection Criteria for Directors” and “Board Meetings and Committees–Nominating and Governance Committee” below.

As further discussed below, the board believes that, particularly in the context of a regulated industry, the Company generally benefits from retaining existing, long-term directors in office because of the knowledge of the industry and the Company that they can gain over the course of time. Thus, the Nominating and Governance Committee generally nominates incumbent directors for re-election to the board as long as those directors have performed, and are expected to continue to perform, in a satisfactorily manner and the board maintains an acceptable overall balance of skills and experience. On the basis of their prior professional experience, their years of experience on the Company’s board and their strong contributions as long-time directors, the Nominating and Governance Committee nominated Messrs. Baumgarten, Boerke and Olson for re-election at the 2014 annual meeting, and nominated Messrs. Crowley Jr., Buestrin, Mielke, Brown, Herr, and Swoboda for re-election at the prior two annual meetings, and that is also why the Nominating and Governance Committee has concluded, as of the date of the filing of this proxy statement, that each individual is qualified to serve on the board.

In addition, Mr. Crowley Jr. was re-nominated to the board in 2012 in part due to the practice of having the Company’s chief executive officer serve on the board. Similarly, Mr. Baumgarten is being re-nominated in part because he succeeded Mr. Crowley Jr. as Chief Executive Officer in 2013. Mr. Brown was initially nominated, and was nominated for re-election at the 2013 annual meeting, due to his extensive financial industry and accounting background, including over 36 years of public company auditing experience, focusing on the financial institutions industry, with KPMG LLP and his qualification as an “audit committee financial expert.”

Ms. Mauer is being nominated for election as a new director at the 2014 annual meeting due to her considerable business experience. Ms. Mauer was initially suggested for consideration by Mr. Buestrin, one of the independent directors. The Nominating Committee chose to nominate Ms. Mauer because, in addition to her primary employment and extensive business experience, she has significant board experience for both businesses and not-for-profit organizations. Ms Mauer has also served on the State of Wisconsin Economic Development Corporation Board since 2011.

Selection Criteria for Directors

The selection criteria for membership on Bank Mutual Corporation’s board of directors, which were confirmed by the board in connection with the formation of the Nominating and Governance Committee and have been periodically reviewed thereafter, include: strength of character and judgment; honesty and integrity; a diversity of skill, education and experience with businesses and other organizations; interplay of the candidates’ experience with the experience of other board members; and the extent to which the candidate would be a desirable addition to the board or its committees. Nominees must have a background that demonstrates an understanding of business and financial affairs, and should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government. The Nominating and Governance Committee Charter identifies the following core areas that should be represented on the board: accounting and finance; business judgment; management; crisis response; industry knowledge; leadership; and strategic vision. A first-time nominee should be highly respected and active in his or her profession. A nominee must be a Company shareholder, and the willingness to hold a significant position in Company stock will be considered. A nominee must be capable and able to work well with other directors and management and be able to spend the time needed to function effectively as a director. To help assure that the director has the necessary time to effectively function as a director, the Nominating and Governance Committee Charter prohibits a director from serving on more than three boards of publicly-held companies in addition to the Company. The nominee must have a genuine interest in representing the interests of the Company and the shareholders overall, not any particular interest group. The nominee should not have conflicts of interest that would interfere with that person’s duty of loyalty.

When considering directors for re-nomination, in addition to the above criteria, the Nominating and Governance Committee also heavily weights the existing director’s record of service on the board by assessing and reviewing such director’s contributions to the board and the Company. Assuming satisfactory performance, an existing director will generally be re-nominated absent specific need by the Company to change the mix of directors. Significant job or employment changes are also considered in determining whether to re-nominate an existing director. Further, the Nominating and Governance Committee Charter provides that if a director experiences a change in employment (other than a promotion or retirement), he or she must submit a resignation letter to the board; the board will decide to accept the resignation or not based on its determination of whether the change will adversely affect the board or the Company. The Company has not paid any third party fee to assist in the process of identifying or evaluating director nominees.

While the board does not have a separate formal diversity policy, it is the Company’s and the board’s policy to identify qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, and the Company seeks to ensure the fair representation of shareholder interests on the board through the criteria set forth above. The board believes that the use of the Nominating and Governance Committee’s general criteria, along with non-discriminatory policies, will best result in a board that shows diversity in many respects. The board believes that it currently maintains that diversity.

Board Meetings and Committees

The Bank Mutual Corporation board of directors met five times during 2013. Messrs. Boerke, Brown, Buestrin, Herr, Lopina, Mielke, Olson and Swoboda are considered “independent” under The Nasdaq Stock Market rules; all members of the Audit, Compensation and Nominating and Governance Committees are “independent.” If elected, Ms. Mauer would also be considered “independent” under such standards. As part of the board meetings, independent directors regularly met without management or non-independent directors present. Mr. Mielke informally chairs those executive sessions. Each director attended at least 75% of the total of the number of meetings of the board and the number of meetings of all committees of the board on which such director served during the year.

When making its determinations regarding director independence, the board of directors considers The Nasdaq Stock Market rules and also reviews other transactions and relationships involving the Company, which are described, or of the types described, in “Certain Transactions and Relationships with the Company.” The board has not considered ordinary course of business banking transactions with the Bank, such as a banking relationship with a trust for Mr. Buestrin’s daughter, to be an impediment to independence, so long as the transactions meet the standards described in “Certain Transactions and Relationships with the Company.”

Board Leadership Structure. Historically, the Company has combined the positions of Chairman and Chief Executive Officer because it believed that, based on the highly-regulated nature of the financial institutions industry and the increased frequency of interactions with the regulators in recent periods, it was important that the Chairman be very familiar with the industry and the Company’s operations.

As of July 1, 2013, Mr. Crowley Jr. retired as Chief Executive Officer of the Company and the Bank; however, as previously announced, he remains part of the board of directors as non-executive Chairman. Since Mr. Crowley Jr. has remained as a director, the board determined that he should remain as non-executive chairman because he will continue to use the skills and knowledge he obtained as Chief Executive Officer for the Company’s benefit. Having a current or former executive officer such as Mr. Crowley Jr. serve as chairman allows him to use his substantial experience and information gained from those roles to effectively lead the Company and keep the non-management board members apprised of recent developments regarding the day-to-day operations of the Company and the industry.

From time to time, the Company re-evaluates whether to combine or separate the Chairman and Chief Executive Officer positions. One occasion for doing so was Mr. Crowley Jr.’s decision to retire as Chief Executive Officer. Given Mr. Crowley Jr.’s long history of leadership within the Company and experience in the financial institutions industry, the Company believed that it was appropriate for Mr. Crowley Jr. to continue to serve as Chairman and, therefore, separated the Chairman and Chief Executive Officer positions following Mr. Crowley Jr.’s retirement. Although Mr. Crowley Jr. is not an “independent” Chairman under Nasdaq and federal securities rules (by virtue of his prior employment with the Company), the board currently believes that having a non-independent Chairman is appropriately counter-balanced by the fact that all but one of the other directors are independent and that the independent directors meet in executive session at each board meeting. While the board has not formally appointed an independent lead director, Mr. Mielke has traditionally served as the independent directors’ designee for relaying information from the independent directors of the board to management and effectively has undertaken many of the same responsibilities that an independent lead director would have.

Audit Committee. The Audit Committee is responsible for, among other things, assisting the board in: fulfilling its fiduciary responsibilities as to the Company’s accounting policies, reporting practices and controls and the sufficiency of auditing relating thereto; assuring the independence and qualifications of the outside auditors, the integrity of management and the adequacy of disclosures to shareholders; evaluating the performance of the Company’s independent registered public accounting firm; and reviewing related party transactions and potential conflict of interest situations.

The Audit Committee met four times in 2013. On behalf of the Audit Committee, Mr. Brown, its chair, also regularly consulted with the independent registered public accounting firm about the Company’s periodic public financial disclosures, and participated in eight calls relating to SEC-filed documents and financial disclosures. See also “Report of the Audit Committee” and “Independent Registered Public Accounting Firm” for other information pertaining to the Audit Committee.

The current members of the Audit Committee are Messrs. Brown (Chairman), Buestrin, Mielke and Olson. The board believes that all of the members of the Audit Committee have sufficient experience, knowledge and other personal qualities to be “financially literate” and be active, effective and contributing members of the Audit Committee. In addition, the board has determined that Mr. Brown meets the SEC’s definition of “audit committee financial expert.” The board’s determination was based on Mr. Brown’s 36 years of employment and public company auditing experience with KPMG LLP, an international public accounting firm. The board has also determined that Messrs. Buestrin, Mielke and Olson are “financially sophisticated” within The Nasdaq Stock Market rules. Mr. Buestrin was for seven years a member of the board of directors of the Federal Home Loan Bank of Chicago, and served for several years on its audit committee and, at its request, on the boards of several savings institutions. Both Messrs. Buestrin and Mielke have served as executive officers of their companies, and in those positions have regularly had responsibility for their companies’ financial affairs as well as financial matters for projects undertaken by their companies. Mr. Olson has served as an executive officer of a manufacturing company, and for many years was the chief operating officer of one of its divisions. As such, Mr. Olson had primary responsibility for financial performance and reporting of that division.

Compensation Committee. The current members of the Compensation Committee are Messrs. Mielke (Chairman), Boerke, Lopina and Olson. The Compensation Committee held nine regular meetings during 2013. The Compensation Committee reviews, and either establishes or recommends to the board: compensation policies and plans; salaries, bonuses and benefits for all officers; salary and benefit levels for employees; determinations with respect to stock options and restricted stock awards; and other personnel policies and procedures. In addition, the Compensation Committee met informally numerous additional times with respect to changes in the Company’s

401(k) and pension plans. See also “Compensation Discussion and Analysis” for other information pertaining to the Compensation Committee, including information about the Compensation Committee’s policies and procedures. Upon expiration of his term as a director at the 2014 annual meeting, Mr. Lopina will also resign from his service on the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee served as an officer or employee of the Company, the Bank or a Bank subsidiary, nor did any of them have any other reportable interlock. For a description of the Company’s policies with respect to loans to and other banking transactions with officers, directors and employees, see “Certain Transactions and Relationships with the Company.”

Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Messrs. Mielke (Chairman), Buestrin, Herr and Swoboda. The Nominating and Governance Committee held one meeting in 2013. The Nominating and Governance Committee considers nominees for director positions and also evaluates and oversees other corporate governance and related issues. The Nominating and Governance Committee will identify nominees based upon suggestions by outside directors, management members and/or shareholders and evaluate them in accordance with its established criteria. See “Director Attributes” and “Selection Criteria for Directors” above.

The Nominating and Governance Committee will consider proposed nominees whose names are submitted to it by shareholders, and it would evaluate proposed nominees from shareholders the same regardless of who has made the proposal. If a shareholder wishes to suggest a name for the Nominating and Governance Committee to consider for a director position, the name of that nominee and related personal information should be forwarded to the Nominating and Governance Committee, in care of the corporate secretary, at least five months before the next annual meeting to assure time for meaningful consideration by the Nominating and Governance Committee or should be submitted to the corporate secretary in accordance with the procedures set forth in the Company’s bylaws. The Nominating and Governance Committee believes that such this process for considering shareholder nominations is adequate given the lack of suggestions received from shareholders in the past. The Nominating and Governance Committee reviews periodically whether additional policies should be adopted. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. The Company has not received any proposed nominees who have been suggested by eligible 5%-or-greater security holders contemplated by relevant SEC disclosure requirements, or rejected any such nominees.

Executive Committee. The current members of the Executive Committee are Messrs. Crowley Jr. (Chairman), Buestrin, Mielke and Swoboda. The Executive Committee did not meet in 2013. The Executive Committee may act on most matters on behalf of the entire board when action is necessary or appropriate on short notice between board meetings.

Committee Charters. The board of directors has adopted charters for the Audit, Compensation and Nominating and Governance Committees. The Company will continue to respond to and comply with SEC and The Nasdaq Stock Market proposals relating to board committees as they are finalized, adopted and become effective. The Company posts copies of the charters for its Audit, Compensation and Nominating and Governance Committees (including director selection criteria) and other corporate governance documents on its website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If any of those documents are changed, or related documents adopted, those changes and new documents will be posted on the Company’s corporate website at the internet address above.

Other Board and Corporate Governance Matters

Communications between Shareholders and the Board. Any shareholder communication that is sent to the board in care of the chief executive officer, the corporate secretary or another corporate officer is forwarded to the board, unless the communication relates specifically to a customer inquiry or complaint for which shareholder status is not relevant. The chief executive officer and the corporate secretary have been given the authority to conduct that screening process and make that determination. The procedure has been unanimously approved by the board, and was specifically approved by its independent members. Unless and until any other more specific procedures are developed and posted on the Company’s website, any communications to the board of directors should be sent to it in care of the chief executive officer or the corporate secretary.

Director Attendance at Annual Shareholders’ Meeting. Bank Mutual Corporation expects all of its directors to attend the annual meeting of shareholders. A board meeting is also held immediately after the annual shareholders’ meeting to facilitate directors’ attendance at both. All directors attended the 2013 annual meeting of shareholders.

Code of Ethics and Code of Conduct. As a long-standing part of the Company’s and the Bank’s corporate governance practices, the Bank has had for many years a code of ethics and a code of conduct. Bank Mutual Corporation has built on these codes to reflect current circumstances and SEC and Nasdaq definitions for such codes, and currently has a vision statement, a code of ethics and a code of conduct for itself, the Bank and other subsidiaries. Among other things, the code of ethics and code of conduct include provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The codes apply to all directors, officers and employees of Bank Mutual Corporation and subsidiaries. The Company has posted copies of its vision statement, code of ethics and code of conduct on its corporate website, at www.bankmutualcorp.com, under the link “Corporate Governance.” If further matters are documented, or if those documents (including the code of ethics and the code of conduct) are changed, waivers from the code of ethics or the code of conduct are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at the internet address above.

Board Role in Risk Oversight. The board believes that long-term, sustainable value creation and preservation is attainable through the prudent assumption and management of both risks and potential rewards, and the Company’s board as a whole takes a leading role in overseeing the Company’s overall risk tolerances. Eight of the ten members currently serving on the Company’s board also comprise the Bank’s board and, therefore, are aware of and can report to the entire Company board regarding the Bank’s risk-related policies, and help implement oversight by the Company’s board. The financial institutions industry is highly-regulated; the board of the Bank maintains and considers compliance with various extensive formal policies that are reviewed and approved annually to ensure that the Bank and its policies comply with those regulations. The policies include, among other matters, those related to interest rate risk, business continuity risk, lending and underwriting, regulatory compliance, environmental risks, insider trading, codes of ethics and conduct, internal controls, information security and information technology risk management.

In addition, the Compensation Committee of the Company’s board of directors also considers risk when making compensation determinations so as not to encourage excessive risk-taking. See “Risk Management and Compensation” below.

DIRECTORs’ COMPENSATION

Meeting Fees

The Company. In 2013, Bank Mutual Corporation’s directors who are not officers received a $14,000 annual retainer for serving as a member of the board of directors. Each director also received a fee of $1,600 per board meeting attended, the Chairman of the Audit Committee received $1,000 for each Audit Committee meeting and each other non-officer director received $600 for each meeting attended of a committee of which the director is a member. For purposes of determining fees, meetings include conference calls in which committee chairs and/or other representatives participate to review Company disclosures and filings. For 2014, the annual retainer for serving as a member of the board of directors has been increased to $16,000; board and committee meeting fees remain the same for 2014. Some directors of the Company also serve as a director of the Bank; compensation for service on the Bank’s board of directors is described below. As a consequence of his retirement as an officer and an employee of the Company as of June 30, 2013, Mr. Crowley Jr. became eligible to receive this compensation as a director after that date.

The Bank. The Bank does not pay a retainer fee to its directors. In 2013, each director received a $1,400 fee for each board meeting attended and each non-officer director received a $1,500 fee for attending an executive committee meeting. For 2014, the board meeting fee was increased to $1,600 for each board meeting attended; the non-officer director fee for attending an executive committee meeting remains $1,500 for each such meeting attended.

Messrs. Baumgarten, Boerke, Brown, Buestrin, Crowley Jr., Herr, Mielke and Olson were directors of the Bank in 2013. Messrs. Baumgarten, Boerke, Buestrin, Crowley Jr. and Olson were members of the Bank’s executive committee in 2013. Each individual who served as a director of the Bank or as a member of its executive committee in 2013 is expected to continue as such in 2014.

Stock Incentive Plans

Bank Mutual Corporation directors were previously eligible to participate in the Company’s 2004 Stock Incentive Plan (“2004 Stock Plan”). The options and restricted stock grants vest 20% per year, becoming fully vested after five years, subject to accelerated vesting in the event of a change in control of the Company, death or disability. Other than grants to Messrs. Boerke and Brown in 2008 when they joined the Company’s board, no options or awards of restricted stock were granted to non-employee directors under either plan from 2005 through 2010. However, to recognize the additional responsibilities placed on directors as a consequence of recent legislation, the more stringent regulatory climate and the challenges in the weak economy, the Compensation Committee began to grant options annually in January, 2011. Consistent with this practice, the Compensation Committee granted options to purchase 11,000 shares to each non-officer director on January 22, 2013. Such options were granted at $4.82 per share, the average of the high and low trading prices on that date, and vest over a five-year period. Similarly, the Compensation Committee granted options to purchase 7,500 shares to each non-officer director on January 21, 2014, excluding Mr. Crowley, who was granted options to purchase 10,000 shares in recognition of his role as Chairman. Such options were granted at $7.17 per share, the average of the opening and closing trading prices on that date, and vest over a five-year period. The Compensation Committee also granted 8,000 shares of restricted stock to Mr. Crowley Jr. in recognition of his role as Chairman.

The 2004 Stock Plan expired in February, 2014, and no more awards can be granted under it. Therefore, after careful consideration, the Committee has prepared a new equity incentive plan and is now seeking shareholder approval of the plan. See “Approval of the Bank Mutual Corporation 2014 Incentive Compensation Plan” herein for the details of a proposed successor plan in which the directors may participate.

Deferred Plans for Directors

The Company maintains a deferred retirement plan for its non-officer directors (other than Messrs. Lopina, Olson and Swoboda who are covered by the First Northern plan described below). Effective January 1, 2014, Non-officer directors who have provided at least five years of service will be paid $1,333 per month for 10 years (or, if less, the number of years of service on the board) after their retirement from the Bank board or age 65, whichever is later (this amount was $1,167 per month through December 31, 2013). As of December 31, 2013, all of the existing eligible non-officer directors’ benefits have vested. In the event a director dies prior to completion of these payments, payments will go to the director’s heirs. The Company has funded these arrangements through “rabbi trust” arrangements and, based on actuarial analyses, believes these obligations are adequately funded. The plan may be amended by the Company’s board of directors, although a plan amendment generally may not impair the rights of persons who are receiving benefits under the plan.

A similar deferred retirement plan of First Northern established prior to its acquisition by the Company in 2000 terminated upon First Northern’s merger into the Bank in 2003. Messrs. Lopina, Olson and Swoboda have vested benefits under that plan, but do not accrue further benefits. That plan provides for monthly payments of $1,000 for 180 months after the end of First Northern board service or until the director’s death, if earlier. Payments under that plan to Messrs. Lopina, Olson and Swoboda began in 2003 as a consequence of the merger of First Northern into the Bank and are continuing.

Other

See “Executive Compensation” for compensation paid to, and other compensatory agreements with, Messrs. Crowley Jr. and Baumgarten during 2013 as executive officers and employees of Bank Mutual Corporation and the Bank. See also “Certain Transactions and Relationships with the Company” for information on amounts paid to Michael T. Crowley Sr., a former director and the father of Mr. Crowley Jr.

Directors’ Compensation Table

Set forth below is a summary of the compensation paid to each person who served as non-officer director in fiscal 2013:

Directors’ Compensation Table

2013

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Mr. Boerke	77,200	0	14,355	14,000	105,555
Mr. Brown	47,600	0	14,355	14,000	75,955
Mr. Buestrin	74,800	0	14,355	0	89,155
Mr. Crowley Jr.	36,600	0	0	0	36,600
Mr. Herr	39,400	0	14,355	0	53,755
Mr. Lopina	27,400	0	14,355	12,000	53,755
Mr. Mielke	47,500	0	14,355	0	61,855
Mr. Olson	76,700	0	14,355	12,000	103,055
Mr. Swoboda	22,600	0	14,355	12,000	48,955

(1)	Includes annual retainer, meeting, committee and chairmanship fees for services on the board of the Company and, when applicable, the Bank. For director fees paid to Mr. Crowley Jr. prior to his retirement and to Mr. Baumgarten, see the “Summary Compensation Table” below.

(2)	As discussed above, on January 22, 2013, each non-officer director received options to purchase 11,000 shares of Company common stock. Such options were granted at $4.82 per share, the average of high and low trading prices on that date, and vest over a five-year period. The amounts shown reflect the grant date fair value computed in accordance with ASC 718 for grants and awards under the 2004 Stock Plan. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 11 to the consolidated financial statements. See the following table for information regarding all outstanding awards to non-officer directors.

The ultimate value of the options will depend on the future market price of Company common stock, which the Company cannot forecast. The actual value, if any, that an optionee would realize upon exercise of an option depends on the market value of Company common stock as compared to the exercise price when the option is exercised.

(3)	Represents, in the case of Messrs. Lopina, Olson and Swoboda, payments under the First Northern directors’ deferred retirement plan. In the case of Messrs. Boerke and Brown, it represents benefits accrued during the fiscal year under the Company’s deferred retirement plan for directors, based on one additional year of service. The deferred compensation payments for the non-officer directors have fully vested as of December 31, 2013. No further benefits are being accrued nor do any earnings accrue thereon.

* * *

Each non-officer director who served as a director in 2013 had the following equity awards outstanding as of the end of fiscal 2013. For information regarding options and restricted stock held by Mr. Baumgarten, see the “Outstanding Equity Awards at Fiscal Year-End” table below.

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (1) (2)	Number of Shares of Stock That Have Not Vested (#) (2)
Mr. Boerke	57,000	0
Mr. Brown	57,000	0
Mr. Buestrin	121,000	0
Mr. Crowley Jr.	747,000	0
Mr. Herr	121,000	0
Mr. Lopina	112,000	0
Mr. Mielke	121,000	0
Mr. Olson	121,000	0
Mr. Swoboda	121,000	0

(1)	The options generally expire upon on the earlier of (i) 10 years from the date of grant or (ii) termination of service as a director, except that directors and executive officers have: (x) one year after death or termination due to disability to exercise options, whether or not exercisable at the time of such death or termination, or (y) one year upon a termination other than for cause to exercise options that were exercisable at the time of such termination.

(2)	Options vest 20% per year in each of the five years after the grant date, or earlier in the event of a change in control of the Company, death or disability. The following option shares had vested as of December 31, 2013: Messrs. Brown and Boerke – 25,000 each; Messrs. Buestrin, Herr, Mielke, Olson and Swoboda – 89,000 each; and Mr. Lopina – 80,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Company’s directors, executive officers and any person holding more than 10% of Company common stock are required to report their initial ownership of the common stock and any change in that ownership to the Securities and Exchange Commission (“SEC”). Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file such reports by these dates during the last year.

The Company believes that all of these filing requirements, except one, were satisfied on a timely basis for the year ended December 31, 2013. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC. Based on information in his Form 4 filed February 5, 2014, Mr. Mielke filed on an untimely basis with respect to one sale of shares of the Company’s common stock by a trust for the benefit of Mr. Mielke’s mother-in-law, for which Mr. Mielke’s wife served as trustee.

EXECUTIVE OFFICERS

The following table lists the executive officers of the Company and the Bank as of March 3, 2014.

Name and Age	Offices and Positions with the Company and the Bank (1)	Executive Officer Since

David A. Baumgarten, 63	Chief Executive Officer of the Company and the Bank since 2013 and President of each since 2010; previously, Executive Vice President – Regional Banking of Associated Banc-Corp	2010
Michael W. Dosland, 54	Senior Vice President and Chief Financial Officer of the Company and the Bank since 2008; former President and Chief Executive Officer of Vantus Bank and First Federal Bankshares from 2006 to August 2008; Lieutenant Colonel and Infantry Battalion Commander, United States Army, Iraq Theater of Operations prior thereto (2)	2008
P. Terry Anderegg, 63	Senior Vice President – Retail Banking of the Bank	1993 (3)
James P. Carter, 56	Vice President and Secretary of the Company since 2009; Vice President Corporate Counsel of the Bank since 1991	2009
Gregory A. Larson, 59	Senior Vice President – Director of Commercial Banking of the Bank since 2010; previously, Senior Vice President/Group Manager – Commercial Banking of Associated Bank, N.A.	2011
Patrick W. Lawton, 51	Senior Vice President—Investment Real Estate of the Bank since 2013; formerly Senior Vice President—Real Estate of BMO Harris Bank (M&I).	2014
Christopher L. Mayne, 49	Senior Vice President – Chief Credit Officer of the Bank since 2011; previously, Senior Vice President – Senior Credit Officer for Middle Market Lending of Associated Bank, N.A.	2011
Daniel J. Mekemson, 69	Senior Vice President—Residential Lending of the Bank since 2013; previously President of Mekemson Consulting Services.	2014
Terri M. Pfarr, 53	Senior Vice President—Human Resources of the Bank since 2014, and its Vice President—Human Resources since 2013; formerly Director of Human Resources for ACC Holding, Inc.	2014
Richard L. Schroeder, 56	Vice President – Controller and Principal Accounting Officer of the Company since 2009, Vice President – Controller of the Bank since 2008; formerly Vice President – Finance of Guaranty Bank from 1995 to 2008	2009

(1)	Excluding directorships and excluding positions with Bank subsidiaries. Those positions do not constitute a substantial part of the officers’ duties. Includes other positions held in the past five years, if the individuals have not held their current positions for that entire period.
(2)	In September 2009, Vantus Bank was closed by the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as Vantus’ receiver. Those events occurred more than one year after Mr. Dosland left his positions with Vantus Bank. In May 2013, the FDIC brought suit against the directors and executive officers of Vantus Bank, including Mr. Dosland, alleging negligence and breaches of duty in connection with certain actions taken while at Vantus Bank; Mr. Dosland and the other defendants are vigorously defending against these allegations, which remain unproven.
(3)	This position has been considered to be an executive officer position of the Company since 2003.

COMPENSATION DISCUSSION AND ANALYSIS

Summary. The board’s Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Compensation Committee” or the “Committee”) makes decisions relating to Company compensation consistent with an intent to use compensation to attract and retain talented and highly-experienced personnel and to provide incentives for such personnel to maximize corporate performance. The major elements of compensation that the Committee uses to achieve these goals are driven by competitive market pressures and include:

•	fixed salaries, which are intended to provide the Company’s executive officers with a predictable stream of income for their living expenses, in an amount commensurate with their duties and responsibilities and which is competitive with peer companies;

•	possible annual cash incentive bonuses, which tie potential additional cash compensation to specified objective Company financial goals and specific individual performance goals;

•	stock-based compensation, which is intended to further align the interests of executive officers and shareholders and incent executive officers by providing economic rewards tied to increases in shareholder value; and

•	longer-term compensation, including retirement benefits and protections in the event of a change in control, which are intended to retain executives and reward long-term service to the Company and provide a degree of security to executive officers to assist their focus on corporate goals.

In addressing these elements, the Company is aware that there is a high degree of competition for the services of talented employees, particularly those with significant experience in the financial institutions industry. The Committee particularly focuses on obtaining and retaining the services of highly-experienced personnel, especially those with a long-term commitment to the Company.

Committee Composition. The Bank Mutual Corporation board of directors has established a Compensation Committee to determine salaries of executive officers and make other compensation and benefit plan decisions. The Committee made compensation determinations for 2013, and expects to continue in that role going forward, including for 2014. All members of the Committee are independent directors.

Compensation Philosophy. In determining compensation, the Committee has recognized that the Company must provide its executive officers and key employees a market-competitive compensation package in order to attract and retain talented and highly-experienced personnel. The Committee has sought to offer compensation which it believes is in line with compensation paid by other similarly situated institutions, including banks, savings banks and savings associations, so as to be neither unduly generous nor lagging behind other institutions. In making its decisions, the Committee has also noted that, as a mutual institution, the Bank previously could not provide stock-based incentive compensation, as could publicly-held institutions, and noted the effect on prior compensation. In particular, and in part because of the years as a mutual institution, the Committee has sought to especially recognize and reward service to the Company over an extended period of time; the Committee believes that the Company greatly benefits from such continuity of experience.

The Committee has the ultimate authority within the Company to make fundamental decisions as to the types of compensation plans offered by the Company to its executive officers, as well as to determine compensation levels under those plans. From time to time, the Committee uses outside consultants or advisors to assist it in analyzing the Company’s compensation programs and determining appropriate levels of compensation and benefits. The Committee has full discretion as to whether to use compensation consultants or other third party services, as well as the identity and compensation of such persons or entities.

In making its determinations (including for fiscal 2013 and 2014), the Committee has utilized compensation summaries involving comparably-sized Midwestern financial institutions. While the Committee reviews these studies and uses them as a resource, it does not formally or numerically benchmark Company compensation as compared to other companies or aim for any particular compensation level compared to those other companies. In 2012, these studies were prepared for the Committee by RP Financial, LC. (“RP Financial”), which also advises the Company and its management on certain other financial matters. Since the analyses by RP Financial have generally involved objective criteria and summarization, the Committee believes that RP Financial is sufficiently independent to make an appropriate review and that its relationship with RP Financial has not given rise to any conflict of interest, even though the Company utilizes RP Financial’s services for other purposes. RP Financial does not make recommendations to the Committee or management or otherwise act as a “compensation consultant.”

From time to time, the Company may also use other third-party compiled compensation information to assist in making compensation decisions. For example, in 2012, the Committee utilized the services of Milliman Inc. (“Milliman”), a provider of actuary services to the Company, to perform calculations to help with analyzing various potential changes to the Company’s pension plan. Prior to engaging Milliman to perform these calculations, the Committee considered the relevant factors set forth in the final SEC and proposed Nasdaq rules and determined that Milliman is sufficiently independent to appropriately advise the Committee on such matters and that its relationship with Milliman does not give rise to any conflict of interest. In addition, Fidelity Workplace Service, LLC, was a consultant to the Company and the board as a whole with respect to changes in the pension and 401(k).

As a federally-regulated savings bank holding company, the Company is subject to various laws and regulations that govern the compensatory plans, programs, agreements and arrangements established by the Company and the Bank. The Committee therefore establishes compensation in a manner intended to conform with those laws and regulations. In addition, compensation decisions, like all others, must be made with the safety and soundness of the regulated institutions in mind. See also “Risk Management and Compensation” below.

The Committee also considers the results of advisory “say-on-pay” shareholder votes when making compensation decisions. The Company holds such votes annually, and the Company’s shareholders have voted to approve the compensation of the Company’s executive officers at each previous annual meeting for which there was such an advisory vote.

In addition, upon request, other personnel of the Company (including from time to time executive officers) compile and summarize additional information and prepare tally sheets for the Committee. For 2013, Messrs. Crowley Jr. and Dosland provided these services. In addition, Messrs. Crowley Jr. and Baumgarten participated in discussions of, and made recommendations regarding, other executive officers’ compensation for 2013, but not in discussions of their own. Mr. Baumgarten similarly participated for other executive officers’ compensation for 2014.

Elements of Compensation. The Company, with the review of the Committee, offers various types of compensation for its executive officers and, in most cases, other employees in order to achieve and balance various corporate goals and remain competitive with other financial institutions. The Company’s corporate compensation goals include attracting and retaining highly-qualified employees, motivating those employees to achieve improved corporate results without encouraging unnecessary risk taking, and connecting employees’ interests with shareholders’ interests in order to induce long-term commitment to the Company through the provision of financial security in retirement and, in the case of executive officers, in the event of a change in control of the Company.

Salary. The Company provides a significant portion of compensation through a fixed salary. The Committee believes that providing competitive base salary levels is important in attracting and retaining talent, as salary levels are often the initial point of consideration in a compensation package. The Committee also believes salary is important to provide officers with a steady and predictable source of income for them and for their families’ basic living needs. Salaries are intended to be commensurate with their duties and responsibilities and market competitiveness.

Cash Bonus/Incentives. The Committee considers it important to offer financial incentives to achieve corporate performance goals that are measured by specific financial metrics. Therefore, the Company provides annual cash incentives through its Management Incentive Compensation Plan (the “Management Incentive Plan”). Under the Management Incentive Plan, the Committee establishes Company financial performance criteria upon which cash incentives depend. The Committee believes it is important to align performance criteria with specific incentives to promote achievement of corporate financial goals. These goals are particularly targeted to the

Company’s goals and results, and do not depend upon stock market performance, which can be heavily influenced by factors outside of the Company’s control and its own financial performance. The Committee believes that this creates further incentive for employees to achieve corporate goals and aims to establish goals that are reasonably achievable but do not encourage unnecessary risk taking.

Individual goals are also set for the executive officers (other than the President and CEO, whose bonus solely depends on corporate performance) and employees, and a portion of their bonuses depend upon the achievement of these goals. The Committee believes that it is important to particularize some portion of the bonuses for these individuals to incent personal performance. However, in the case of executive officers, to recognize the importance of the Company-wide goals, these plan bonuses may be earned only if the Company also meets its corporate financial performance thresholds.

In addition, the Committee may from time to time award discretionary bonuses based on various factors and achievements, including for example, the successful completion of a specific project, achievement of meaningful business development or increased profitability, responding to adverse economic conditions, promotion to a new position or increased responsibilities and case-by-case increases driven by competitive pressures and market conditions.

Stock-Based Plans. Historically, the Company and the Committee have provided incentives that link executive officers’ compensation to the returns experienced by Company shareholders. To accomplish that, the Committee has maintained a stock incentive plan (and, in prior years, utilized an employee stock ownership plan) to provide awards of Company common stock. Restricted stock grants issued under an equity incentive plan are intended to provide an additional equity stake in the Company with the goal of helping grantees further identify with other shareholders of the Company. The Company has previously granted stock options and made management recognition awards of shares of restricted stock under its 2004 Stock Incentive Plan (“2004 Stock Plan”). Both options and restricted stock have vested over five-year periods, in order to incent long-term employment with the Company and to comply with regulations in place when the 2004 Stock Plan was adopted; these regulatory limitations would not apply to the 2014 Incentive Plan (defined below), which is drafted to permit the Committee greater flexibility to respond to the Company’s needs and establish conditions when the awards are made.

The 2004 Stock Plan expired in February, 2014, but the Committee believes these incentives are important and wishes to continue them. Therefore, the Company has prepared, and is seeking shareholder approval of, a 2014 Incentive Compensation Plan (“2014 Incentive Plan”), discussed below. Stock options, which are awarded at the average market value (average of the high and low trading prices) on the date of grant, are intended to reward option holders in the event of increases in market price of that stock over time.

The 2004 Stock Plan, and a similar predecessor plan, were established in connection with the Company’s conversion from a mutual institution to a fully shareholder-owned institution. The Company’s and the Bank’s primary regulator at the time of the conversion had regulations that significantly controlled the types and provisions of plans that could be adopted shortly after conversion. Because the 2004 Stock Plan and its predecessor plan were adopted during those periods, they were limited by those regulations. In light of these regulations and in recognition of the fact that periods of conversion from a mutual form of organization create insecurity for management and other employees, the Committee did not believe it was appropriate to impose further limitations upon the stock plans. Therefore, for example, the Company chose to implement plans that provide for time vesting (rather than performance vesting) for the awards. In addition, through 2010, the Company historically made relatively large option grants only after the two conversion transactions and in connection with new hires, rather than making annual grants, because it believed that this practice would recognize the past service of key employees, best recognize long-term service to the Company and attract key employees to join, and incent them to remain with, the Company.

As a result of its regular reviews and other relevant factors, in January 2011, the Committee began the practice of annually granting certain officers and key employees options or restricted stock. The Committee also considers and makes additional grants in connection with new hiring and significant promotions.

Given the Company’s improved financial performance in 2012 and in order to further align the interests of certain key employees with the interests of the Company’s shareholders, on January 22, 2013, the Committee granted certain officers and key employees an aggregate of options to purchase 214,000 shares of common stock and awarded an aggregate of 93,600 shares of restricted stock to them, including 12,000 option shares and 13,100 shares of restricted stock to Mr. Crowley Jr., 24,000 option shares and 20,500 shares of restricted stock to Mr. Baumgarten and 12,000 option shares and 10,000 shares of restricted stock to each of Messrs. Dosland, Anderegg, Larson and Mayne. Such options were granted at $4.82 per share, the average of the opening and closing trading prices on that date, and vest over a five-year period. Similarly, on January 21, 2014, the Committee granted certain officers and key employees an aggregate of options to purchase 158,500 shares of common stock and awarded an aggregate of 95,000 shares of restricted stock to them, including 20,000 option shares and 20,000 shares of restricted stock to Mr. Baumgarten and 10,000 option shares and 8,400 shares of restricted stock to each of Messrs. Dosland, Anderegg, Larson and Mayne. Such options were granted at $7.17 per share, the average of the opening and closing low trading prices on that date, and vest over a five-year period.

The Committee will consider in the future whether to continue annual grants, to revert to prior practices or to adopt a different approach. The Committee will also consider whether performance criteria beyond time vesting should be considered in connection with certain awards. As previously disclosed, however, the 2004 Stock Plan expired in February, 2014, and no more awards can be granted under it. Therefore, after careful consideration, the Committee has prepared a new equity incentive plan and is now seeking shareholder approval of the plan. See “Approval of the 2014 Incentive Compensation Plan.”

In addition, at the time of the 2000 initial conversion transaction, the Company established an Employee Stock Ownership Plan (“ESOP”) to provide further equity ownership of the Company generally throughout the Company’s employee base. The ESOP was intended to increase the depth of share ownership among employees and to align employees’ interests with those of the shareholders. After giving effect to 2010 service, all of the shares available under the ESOP had been allocated to participants’ accounts and no unallocated shares remain. The ESOP was merged into the Company’s 401(k) Plan (defined below) on December 31, 2013.

Retirement and Post-Employment Compensation. The Company maintains the Bank Mutual Corporation Pension Plan (the “Pension Plan”), a defined benefit plan, and the Company’s 401(k) Retirement Plan (the “401(k) Plan”), a defined contribution plan that also allows voluntary employee contributions. In connection with these plans, the Company also maintains a supplemental retirement plan (the “Supplemental Plan”), in which Mr. Baumgarten participates and Mr. Crowley Jr. participated before his retirement (and under which he currently draws benefits). The Company has also adopted a Benefit Restoration Plan (the “Restoration Plan”) relating to the 401(k) Plan in order to provide the equivalent of full participation by any Company employee whose compensation is above Internal Revenue Code (the “Code”) limitations. The Company believes that maintaining the Restoration Plan is appropriate so that the persons covered by the Restoration Plan can receive benefits similar to other Company employees, so as not to dis-incent the highest-paid personnel.

The Company and its predecessors have maintained the Pension Plan for over 45 years. Under the Pension Plan, which is supplemented by the Supplemental Plan, benefits are determined by a matrix depending upon final average compensation (salary and bonus) and years of credited service to the Company. It is Company policy to evaluate the Pension Plan periodically to help ensure that it is adequately funded and determine whether other changes are necessary. The Committee has historically believed that it is appropriate to offer a defined benefit retirement plan because the Company’s employees have, over the course of many years, come to depend upon the Pension Plan as a source of income to provide security in retirement and because the years of service provisions of the Pension Plan incent employees to remain with the Company over time, thus helping to provide the Company with a stable and experienced employee base.

The Company’s 401(k) Plan permits supplemental employee contributions, with a minimal Company match. The Committee maintains the 401(k) Plan to provide employees an additional vehicle under which they can further save for retirement. Under the 401(k) Plan, the Company makes matching contributions up to a stated percentage of the participating employee’s salary because it believes that this modest incentive assists with employee morale and long-term employee well-being. During 2013, the Company matched participating employees’ contributions up to 1% of their salary.

As a result of the rising costs to the Company of maintaining the defined benefit Pension Plan, which were caused in part by the increase in recent years in the actuarial present value of benefits under the Pension Plan (which includes the effects of the low discount rates in recent years used to calculate the present value), in 2012, the

Committee utilized the services of Milliman to perform calculations to help with analyzing various potential changes to the Company’s Pension Plan. After reviewing those calculations and considering the increasing costs to the Company, the Committee closed the qualified defined benefit Pension Plan to employees not eligible to participate as of January 1, 2013, as well as any employees hired after that date. In addition, effective for service performed after March 1, 2013, the Committee reduced certain future benefits formerly provided under the Pension Plan and the Supplemental Plan, but did not reduce all future benefits. During the fourth quarter of 2013, Bank Mutual implemented certain changes to its defined benefit pension plan that froze benefits for plan participants that did not meet certain service requirements as of December 31, 2013, which was the effective date of the changes. At the same time, Bank Mutual enhanced the benefits that it offers under its discretionary defined contribution savings plan beginning in 2014 for employees impacted by the changes in the defined benefit pension plan; the 401(k) Plan was amended such that, for employees who are not eligible to participate in the Pension Plan, the Company will match $0.50 for each $1.00 of employee salary deferral up to a maximum of 3% of the employee’s base salary plus incentive compensation and the Company match will vest over three one-year periods. The Company match under the 401(k) Plan for employees who are eligible to participate in the Pension Plan would remain the same (i.e., up to 1% of the employee’s base salary). The Committee believes that, due to the closing of the Pension Plan to certain employees, it would be appropriate to provide a more generous match to those employees under the 401(k) Plan to remain competitive in the marketplace and make up for some of the lost pension benefit. The Committee will continue to regularly review the Company’s retirement benefit programs and will continue to consider changes when and if appropriate.

The Restoration Plan and the Supplemental Plan are intended to provide benefits equivalent to those under the Pension Plan and 401(k) Plan for certain individuals whose benefits otherwise are limited with respect to qualified tax treatment under the Code as a result of income or payment limitations. The Committee has continued to maintain the Restoration Plan and the Supplemental Plan because it has believed that it is not appropriate to provide these individuals with a benefit that is proportionately less than other employees simply due to the Code’s limits on covered salary and/or years of service that may be considered in a tax-qualified retirement plan. In essence, these additional plans only retain the same percentage level of benefit that would have applied but for the Code’s limits. As with the Company’s other retirement benefit programs, the Committee regularly reviews the Restoration Plan and Supplemental Plan and will continue to consider changes when and if appropriate.

Employment Agreements. The Company has employment agreements with Messrs. Baumgarten, Dosland, Anderegg, Larson and Mayne. An employment agreement with Mr. Crowley Jr. expired, other than with respect to certain post-employment provisions, upon his retirement. These agreements include change in control provisions. The Committee believes it is important to have agreements, including change in control provisions, to provide security to the executive officers in view of their long-term dedication to the Company, which the Company, in turn, believes will facilitate those officers’ commitment and dedication to the Company, especially in cases where Company interests may diverge from a personal interest. The Committee believes this is particularly important in the case of a potential acquisition. The change in control provisions utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.

Other Benefits. Executive officers qualify for the same group health, life and disability insurance benefits as other full-time salaried employees of the Company. The Committee believes that these insurance benefits are generally important to address market conditions and attract and retain qualified employees. In addition, the Company reimburses officers and other high-level employees for approved memberships in certain civic and industry groups, appropriate attendance at related functions and, in the case of Mr. Baumgarten (and Mr. Crowley Jr. while he was an executive officer), the cost of club memberships used exclusively for appropriate business entertaining. However, because these expenses are reimbursed only if and to the extent they are specifically incurred for business purposes, these are not considered by the Committee to be “perquisites” or personal benefits to these persons. The Committee seeks to minimize any benefits or “perquisites” for executive officers which are not on the same terms and conditions as other salaried employees; however, certain executives receive use of a business automobile and/or a car allowance, which is not on the same terms as other salaried employees due to their significant business travel.

2013 Annual Compensation Determinations. The Committee makes determinations of salary and cash bonus incentives, and decisions relating to awards of stock-based incentives, on an annual basis. The following paragraphs discuss the Committee’s determinations for 2013, and include the results under the annual cash incentive plan for 2013.

Base Salary. In determining the base salary of executive officers for 2013, the Committee reviewed, among other things, peer group information gathered by Committee members and management and the historical compensation of the officers and the performance of the Company, as well as RP Financial’s studies of peer institutions. The Committee also prepared tally sheets summarizing compensation, awards and vesting over the past several years under the various plans and arrangements under which the officers receive compensation and benefits. In addition, Messrs. Baumgarten and Crowley Jr. provided the Committee with salary recommendations for each executive other than themselves. After reviewing the various materials and considering management’s recommendations, the Committee discussed each executive individually and decides his or her base compensation for the upcoming year.

The bonus and incentive plans are heavily performance based, tied to the financial metrics described below, and remained a significant source of potential compensation in 2013. As a result, base salary determinations for 2013 were not directly related to statistical corporate performance. In addition, the Committee noted that stock-based awards were granted in recent years to a number of officers and key employees, including then serving executive officers.

Based upon those factors, the Committee determined that executive officers should receive increases in base salary for 2013, with amounts varying depending upon individual responsibilities and salary levels. The following table contains information showing the percentage increase in base salary that each of the named executive officers received in 2013.

Name	2013 Base Salary ($)	Increase in Base Salary Over 2012 (%)
Mr. Baumgarten	600,000	14.3
Mr. Dosland	220,000	3.8
Mr. Anderegg	220,000	3.8
Mr. Larson	223,000	3.7
Mr. Mayne	217,000	5.9
Mr. Crowley Jr.	696,000	0.0

The salary increases for the named executive officers in 2013 compared to 2012 were 0.0%, 14.3%, 3.8%, 3.8%, 3.7% and 5.9% for Messrs. Crowley Jr., Baumgarten, Dosland, Anderegg, Larson and Mayne, respectively. In 2013, Mr. Crowley Jr. did not accept an increase, in spite of the Committee’s satisfaction with his performance as a result of his recognition of the additional duties being assumed by Mr. Baumgarten and Mr. Crowley Jr.’s planned retirement. Mr. Baumgarten’s increase for 2013 was at the high end of the range because of his continuing strong performance and his continued growing role with the Company. Subsequent to the Committee’s compensation determinations for 2013, Mr. Crowley Jr. announced his intention to retire as Chief Executive Officer effective July 1, 2013. Following his retirement as Chief Executive Officer, Mr. Crowley Jr. remained as non-executive Chairman of the Company and the Bank and currently receives director fees on the same basis as other non-employee directors; in addition, Mr. Baumgarten became Chief Executive Officer of the Company and Bank upon Mr. Crowley Jr.’s retirement, although his compensation was not further increased at that time. The increases for Messrs. Dosland, Anderegg, Larson and Mayne for 2013 reflected their satisfactory personal performance and adjustments necessary to keep their base salaries competitive with other individuals performing similar functions within the geographic and industry market based on the Committee’s informal review of available data.

The salary increases for the named executive officers in 2014 compared to 2013 were 16.7, 5.0%, 5.0%, 4.9% and 6.5% for Messrs. Baumgarten, Dosland, Anderegg, Larson and Mayne, respectively. Mr. Baumgarten’s increase for 2014 was at the high end of the range because of his continuing strong performance and his assumption of duties as Chief Executive Officer during 2013. The increases for Messrs. Dosland, Anderegg, Larson and Mayne for 2014 reflected their satisfactory personal performance and adjustments necessary to keep their base salaries competitive with other individuals performing similar functions within the geographic and industry market based on the Committee’s informal review of available data.

Cash Bonus/Incentives. For fiscal 2013, annual cash bonus payments were determined under the Management Incentive Plan. Under the Management Incentive Plan, a portion of each participant’s (other than the CEO’s and the President’s) incentive opportunities is based on corporate performance and a portion on individual performance. The Management Incentive Plan provides bonus payments depending on whether the Company achieved various threshold, target or maximum levels of performance. The Committee used net income and diluted earnings per share as the performance metrics for 2013, and set the Company’s net income target at $8.5 million and the diluted earnings per share target at $0.19. The targets represented the level of achievement for each metric as contained in the Company’s budget for 2013. The Compensation Committee believed it was appropriate to set the target level at the budgeted number because the budget represented a satisfactory level of performance for the Company for the year and was a reasonable increase in performance over the prior year results. The Committee also believed that the budgeted numbers were appropriate because they balanced an increase in Company financial performance while still maintaining the Company’s ongoing conservative operating principles and not encouraging unnecessary risks, and because it believes that the targets were reasonably achievable given maximum effort.

For 2013, if the targets were met, each of the named executive officers would receive target bonus payments (expressed as a percentage of base salary), which vary from 20% of salary for Messrs. Crowley Jr. and Baumgarten to 18% for other eligible named executive officers. Each eligible individual can earn up to double the target amount if performance reaches maximum levels. The actual amount of the bonus pool for all participants is determined based upon the Company’s performance with respect to the financial criteria mentioned above; however, the actual bonus paid to each individual is determined only after also considering individual performance, as discussed below. For 2013, for each percentage point by which the Company missed its targets, the potential bonus pool would have been reduced by 1.5 percentage points. For each percentage point above target, the potential bonus pool would have been increased by 1 percentage point. If Company performance reached at least 80% of the target amounts, participants would be eligible to receive threshold bonuses (which are equal to the target bonus amount minus the 1.5 times percentage point reduction discussed above -- i.e., 70% of target bonus payout). If the Company’s performance was below 80% of the performance target, no bonuses would be paid. Net income and diluted earnings per share will be used as metrics for 2014.

The Management Incentive Plan also permits a portion of the bonus to be determined based on individual performance goals. Under the plan in 2013, 50% of the bonus for the eligible named executive officers (excluding Messrs. Crowley Jr. and Baumgarten) was connected to individual performance goals and the other 50% of bonuses was connected to corporate performance. This split is intended to impose significant personal performance accountability on the plan participants. In practice, the Committee determines the amount of the actual bonus pool based on the Company’s performance under the chosen metrics and then will determine the actual bonus paid to each individual plan participant after evaluating and factoring in his or her individual performance. Under the plan in 2013, if the Company did not reach at least 80% of its targeted performance goals, no bonuses (neither corporate performance based nor personal performance based) would be paid; however, even in those cases, individuals may have been eligible to earn discretionary bonuses. In the case of Messrs. Crowley Jr. and Baumgarten, their bonuses are determined solely on corporate performance because, as the CEO and the President, respectively, each had responsibility for the Company and its operations as a whole and, as a result, each individual’s personal performance can be measured by the Company’s performance. Discretionary bonuses can be based on various factors, including for example, the successful completion of a specific project, achievement of meaningful business development or increased profitability, responding to adverse economic conditions, promotion to a new position or increased responsibilities and case-by-case increases driven by competitive pressures and market conditions.

With respect to fiscal 2013 corporate performance, the Company exceeded the targets set for each of the net income and the diluted earnings per share metrics. The Committee evaluated the Company’s financial performance for each of these metrics. The Committee determined that the Company’s net income for 2013 for purposes of the Management Incentive Program was $10.8 million or 126% of target, which would generate a payout of 126%% of the target payout, and that the diluted earnings per share for purposes of the Management Incentive Program was $0.23 per share or 126% of target, which would generate a payout of 126% of the target payout. Together, under the formula, the corporate financial performance factors of the Management Incentive Plan generated a payout amount of approximately 126% of the target. Because the ultimate payout under the Management Incentive Plan is weighted to include both corporate financial performance (50%) and individual performance (50%) (except for Messrs. Crowley Jr. and Baumgarten, whose incentive opportunities under the plan are based 100% on corporate performance), the Committee, with significant input from Mr. Baumgarten, evaluated the individual performance of Management Incentive Plan participants to determine the ultimate payout to each participant. Based on those reviews, the Committee awarded incentive payments under the Management Incentive Plan to the named executive officers as follows: Mr. Crowley Jr. – $88,200; Mr. Baumgarten – $151,200; Mr. Dosland – $51,000; Mr. Anderegg – $51,000; Mr. Larson – $50,000; and Mr. Mayne – $53,000. These amounts were paid in January 2014. Mr. Crowley Jr.’s amount was pro-rated to recognize that he retired on July 1, 2013.

Stock-Based Incentives. The Committee believes that stock-based compensation can provide an important incentive to executive officers that aligns officers’ interests with those of shareholders, since the value of the compensation will depend upon the performance of the stock price. However, in view of the significant awards made in 2001 and 2004 under the 2004 Stock Plan and its predecessor plan, the Committee did not grant any stock options, or award any restricted shares, to persons who were then serving as executive officers from 2005 through 2010, other than in connection with new hires. As mentioned above, in January 2011, the Committee began to make annual broadly-based equity awards to various persons, including certain executive officers. Accordingly, in January 2013 the Committee granted options and restricted shares on a broad basis to various persons, including the executive officers.

Other Benefits. In 2013, Mr. Crowley Jr. received use of a gasoline credit card and a business automobile during the period in which he was employed, and Mr. Baumgarten received use of a gasoline credit card and monthly automobile allowance, which benefits were not on the same terms as other salaried employees. The value of these benefits were $1,409 and $8,677, for Mr. Crowley Jr. and Mr. Baumgarten, respectively.

Chief Executive Officer Compensation. In addition to the factors discussed above, when determining the salary of the CEO, the Committee continued a transition, which began in 2002, to more incentive-based compensation because the Committee continues to believe that that type of compensation provides well-targeted incentives and encourages employees to strive to achieve corporate goals. Typically, in making its determinations, the Committee reviews the CEO’s performance and goals during the prior year and also considers the substantial roles of the CEO in the Company and the Bank to determine an appropriate salary level for the CEO. The CEO also receives meeting fees for service on the Company’s and the Bank’s boards of directors.

Because of the significant level of option and restricted stock awards in 2001 and 2004 under the 2004 Stock Plan and its predecessor, no awards were made to the CEO from 2005 through 2010. In 2011, 2012 and 2013, in connection with the equity awards discussed above, Mr. Crowley Jr. received awards, consisting of 12,000 option shares and 13,100 shares of restricted stock in 2013. See “Directors Compensation” for fiscal 2014 awards to Mr. Crowley Jr. In addition, in 2013, Mr. Crowley Jr. earned a bonus under the Management Incentive Plan equal to 126% of the target amount (pro-rated to recognize his retirement on July 1, 2013) because the Company exceeded the financial targets set forth in the plan. This amount was paid in January 2014. In accordance with long-standing company policy, in 2013, Mr. Crowley Jr. also received $4,800 in meeting fees related to service provided to the Company’s board and $8,400 in meeting fees related to service provided to the Bank’s board prior to his retirement. In his role as non-executive Chairman following his retirement as CEO, Mr. Crowley Jr. receives director fees on the same basis as other non-employee directors.

Mr. Baumgarten’s compensation did not change upon his accepting the position of CEO after Mr. Crowley Jr.’s retirement during 2013. The determination of Mr. Baumgarten’s compensation for 2013 is discussed above. In addition, for 2013, Mr. Baumgarten earned a bonus under the Management Incentive Plan equal to 126% of the target amount because the Company exceeded the financial targets set forth in the plan. This amount was paid in January 2014. In accordance with long-standing company policy, in 2013, Mr. Baumgarten also received $8,000 in meeting fees related to service provided to the Company’s board and $16,800 in meeting fees related to service provided to the Bank’s board following his accepting the position of CEO.

Restoration Plan and Supplemental Plan. In setting compensation for 2013, the Committee considered Mr. Crowley’s participation in the Company’s Restoration Plan and their supplemental retirement benefits. Mr. Baumgarten was not a participant in this plan. Under the Restoration Plan (as well as a prior restoration plan relating to the ESOP that was merged into the Restoration Plan in 2013), based on salary deferrals and Company contributions throughout his years of service to the Company, Mr. Crowley Jr. accumulated the right to receive payments totaling $1,090,166 as of December 31, 2013, due to the limitation of benefits under qualified plans relating to the 401(k) Plan and the ESOP. Further, the increase in the actuarial present value of pension benefits under the Supplemental Plan during 2013 (which includes the affects of the discount rate used to calculate the present value) for Mr. Crowley Jr. and Mr. Baumgarten was $74,254 and $58,405, respectively. For more information about the change in the present value of pension benefits, see footnote 4 to the “Summary Compensation Table” and the “Pension Benefits” table below. In December 2013, the board suspended all future employer and employee contributions to the Restoration Plan, with no current plans to resume that plan. Although the Committee believed it was fair and appropriate to maintain the Restoration Plan and the Supplemental Plan to fully recognize the CEO’s and the President’s compensation when determining benefits under other plans generally available to all full-time employees, the Committee believes that the Restorpation Plan was no longer needed in view of the expiration of the ESOP and changes in the Company's retirement plans.

Employment Agreements/Change in Control Provisions. The Company maintains employment agreements, which include change in control provisions, with Messrs. Baumgarten, Dosland, Anderegg, Larson and Mayne. See “Executive Compensation–Employment Agreements and Potential Payments Upon Termination or Change in Control” below. The Company has entered into these employment agreements, and the Committee generally continues to renew them on an annual basis, because it believes that the agreements provide an appropriate degree of security for these officers which, in turn, enhances their continuing efforts to pursue Company goals, even in situations where they may not align with their personal interests. The employment agreement with Mr. Baumgarten is more extensive than those of other executives, in recognition of his more extensive responsibilities. The form of employment agreement is the same for Messrs. Dosland, Anderegg, Larson and Mayne. Mr. Baumgarten’s agreement has a rolling two-year period; the agreements with the other executives have a one-year term. The employment agreements are renewed annually and may be extended. Mr. Baumgarten’s agreement is currently renewed through the end of 2015 and the other executives through the end of 2014. Mr. Crowley Jr.’s agreement terminated upon his retirement, effective July 1, 2013, except for post-retirement obligations.

The employment agreements, award agreements under the 2004 Stock Plan, and the 2014 Incentive Plan include provisions that provide additional protections to the employees in the event of a change in control of the Company. The Committee believes it is important to have these types of agreements with the executive officers in order to provide them with incentives to fully consider transactions that may be in the Company’s best interest, but which may jeopardize the security of their individual positions. The Company has adopted particular change in control provisions in an attempt to balance the potential cost of these provisions to an acquirer, which the Committee believes to be quite modest, with a meaningful degree of security to the affected personnel. In particular, the change in control provisions in the Company’s employment agreements have a “double trigger,” which means that change in control benefits are payable to the executive only if the ownership or control of the Company changes and, after such change, the executive’s compensation or duties are significantly reduced or altered. The Company utilizes the double trigger because it believes that, while it is appropriate to provide some protection to key personnel in the event of an acquisition, those protections should be limited to situations in which actions are taken that substantially affect their compensation or employment. However, award agreements under the 2004 Stock Plan provide for automatic vesting in the event of a change in control. The Committee also determined that it would be appropriate to cap the potential change in control payments to the amount for which the Company could achieve a tax deduction, in order to balance the interests of the Company and the individuals. The 2014 Incentive Plan states that the Committee may provide for automatic vesting of an award upon a change in control.

Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million during a fiscal year to certain executive officers of publicly-held companies. Exceptions are made for, among other things, performance-based plans approved by shareholders. Stock options are considered performance-based compensation; however, restricted stock awards are not unless they are coupled with performance goals. The Committee is mindful of these limitations. Shareholder approval of the 2014 Incentive Plan is being sought, among other reasons, so that stock options and other performance-based awards awarded under the plan will qualify for an exception from current Section 162(m). The board believes it is unlikely under current compensation policies that other awards that would not qualify for the Section 162(m) exclusion will be made at a level that would cause the Section 162(m) limit to be exceeded.

Other provisions of the Code can also affect the decisions the Company makes. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control if the payments exceed an amount approximating three times their average annual compensation, determined by a five-year average. The excise tax applies to all payments over the executive’s average annual compensation. Under Section 280G, the Company would not be able to deduct “excess” payments. To avoid application of Section 280G, the executives’ change in control agreements provide that benefits payable pursuant to them are limited to 2.99 times the “average compensation” as determined under the Code.

Section 409A of the Code amended the tax rules to impose restrictions on funding, distributions and elections associated with nonqualified deferred compensation arrangements. Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has amended its compensation programs and plans, and employment agreements with executive officers, to comply with the distribution, timing and other requirements of Section 409A. These actions are intended to prevent certain elements of executive compensation to result in substantial tax liability for the named executive officers pursuant to Section 409A.

Compensation Committee Report on Executive Compensation

As part of its duties, the Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained above in this proxy statement. Based upon that review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report to shareholders on Form 10-K and be included in this proxy statement.

Members of the Compensation Committee:

William J. Mielke, Chairman
David C. Boerke
Thomas J. Lopina, Sr.
Robert B. Olson

EXECUTIVE COMPENSATION

The following table contains compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the four other most highly-compensated individuals who were serving as executive officers of the Company at the end of 2013 (collectively referred to occasionally in this section as the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David A. Baumgarten
President and Chief	2013	624,800	0	98,810	31,320	151,200	98,648	17,359	1,022,137
Executive Officer of the	2012	549,800	0	67,800	34,400	136,500	208,720	9,847	1,007,067
Company and the Bank (6)	2011	471,400	81,000	0	58,000	0	13,799	8,939	633,138
Michael W. Dosland
Senior Vice President –	2013	220,000	0	48,200	15,660	51,000	18,064	4,115	357,039
Chief Financial Officer	2012	212,000	0	33,900	17,200	48,760	46,156	3,693	361,709
of the Company and the Bank	2011	198,000	32,076	0	17,400	0	33,368	2,620	283,464
P. Terry Anderegg
Senior Vice President –	2013	220,000	0	48,150	15,660	51,000	10,368	3,955	349,133
Retail Banking of the	2012	212,000	0	33,900	17,200	48,760	183,448	3,493	498,801
Bank	2011	207,000	33,534	0	17,400	0	178,893	2,070	438,897
Gregory A. Larson
Senior Vice President –	2013	223,000	0	48,150	15,660	50,000	31,211	4,704	372,725
Director of Commercial	2012	215,000	0	33,900	17,200	49,450	45,003	3,884	364,437
Banking of the Bank (7)	2011	200,000	32,400	0	0	0	0	951	250,751
Christopher L. Mayne
Senior Vice President –	2013	217,000	0	48,150	15,660	53,000	19,506	3,289	356,605
Chief Credit Officer of	2012	205,000	0	33,900	17,200	47,150	15,733	1,846	320,829
the Bank (7)	2011	182,700	45,780	50,500	58,000	0	0	600	337,580
Michael T. Crowley, Jr
Chairman and former of	2013	361,200	0	63,077	15,660	88,200	271,059	6,999	806,195
Chief Executive Officer	2012	720,800	0	33,900	17,200	180,960	1,077,425	7,932	2,038,217
the Company and the Bank (6)	2011	717,400	125,280	0	17,400	0	1,739,700	7,440	2,607,220

___________

(1)	Includes amounts voluntarily deferred by the named persons under the Restoration Plan. The voluntarily deferred amounts are included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below. Includes, for Messrs. Baumgarten and Crowley Jr., amounts they received for meeting fees as a member of the boards of directors of the Bank and the Company. Mr. Baumgarten received $21,400, $24,800 and $24,800 in 2011, 2012 and 2013, respectively. Mr. Crowley Jr. received $21,400 and $24,800 for such service in 2011and 2012, respectively, and $13,200 for such services through July 1, 2013, when he retired as an officer and employee.

(2)	In 2011, no bonuses were earned based on the formulas under the Management Incentive Plan; however, discretionary bonuses were awarded to participants under the Management Incentive Plan. For Mr. Larson, the 2011 bonus reflects a purely discretionary bonus outside of the Management Incentive Plan, as he was not a participant in the plan in 2011. For Mr. Mayne, the 2011 bonus amount also includes a $15,000 signing bonus that he received when he started employment with the Company. In 2012 and 2013, the Company exceeded the corporate performance targets set forth in the Management Incentive Plan; as a result, the named executive officers received payments included in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis–2013 Annual Compensation Determinations–Cash Bonus/Incentives” for additional information regarding bonuses.

(3)	The amounts shown reflect the grant date fair value computed in accordance with ASC 718 for grants and awards under the 2004 Stock Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to employees and directors based on the estimated fair value under ASC 718 of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 11 to the consolidated financial statements. See the “Outstanding Equity Awards at Fiscal Year-End” table below for information regarding all outstanding awards.

The ultimate value of the options will depend on the future market price of Company common stock, which the Company cannot forecast. The actual value, if any, that an optionee would realize upon exercise of an option depends on the market value of Company common stock as compared to the exercise price when the option is exercised.

(4)	Represents the increase in the actuarial present value of pension benefits, under both the tax-qualified Pension Plan and the related Supplemental Plan, between fiscal years. The present value of accumulated benefits at December 31, 2013, 2012 and 2011, was calculated based on discount rates of 4.7%, 3.70%, and 4.21%, respectively, and using the RP 2000 mortality table for determining post-retirement mortality. Of the amounts listed under the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” above, the portion of the increase in the present value of pension benefits that is attributable to accumulated benefits and the portion of the increase that is attributable solely to the change in the discount rates used in the calculation of benefits is shown in the following table:

	Year	Change in Pension Value ($)	Portion of Change in Present Value Attributable to Accumulated Benefit ($)	Portion of Change in Present Value Solely Attributable to Change in Discount Rate Compared to the Prior Year ($)

	2013	98,648	151,319	(52,671)
Mr. Baumgarten	2012	208,720	186,376	22,344
	2011	13,799	12,060	1,739
	2013	18,064	42,680	(24,616)
Mr. Dosland	2012	46,156	36,298	9,858
	2011	33,368	22,932	10,436
	2013	10,368	111,139	(100,771)
Mr. Anderegg	2012	183,448	130,038	53,410
	2011	178,893	89,297	89,596
	2013	31,211	43,014	(11,803)
Mr. Larson	2012	45,003	41,494	3,509
	2011	0	0	0
	2013	19,506	28,634	(9,128)
Mr. Mayne	2012	15,733	13,880	1,853
	2011	0	0	0
	2013	271,059	1,205,518	(934,459)
Mr. Crowley Jr.	2012	1,077,425	623,325	454,100
	2011	1,739,700	916,908	822,792

See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding pension and deferred compensation plans. See also Note 10 to the consolidated financial statements for additional information regarding the Company’s employee benefit plans.

(5)	The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above include: Company contributions to the 401(k) Plan and the ESOP; contributions to the Restoration Plan; with respect to Messrs. Crowley and Baumgarten, an automobile allowance or expenses; and dividends paid on unvested restricted stock, which are listed in the table below:

	Year	Company Matching to 401(k) Plan ($)	Company Contribution to Benefits Restoration Plan	Automobile Allowance and Related Expenses ($)	Dividends on Un-Vested Restricted Stock ($)	Total ($)
	2013	4,372	0	8,677	4,310	17,359
Mr. Baumgarten	2012	3,567	0	4,800	1,480	9,847
	2011	3,329	0	4,800	810	8,939
	2013	2,155	0	0	1,960	4,115
Mr. Dosland	2012	2,913	0	0	780	3,693
	2011	1,980	0	0	1,800	3,955
	2013	2,155	0	0	1,800	3,955
Mr. Anderegg	2012	2,943	0	0	500	3,493
	2011	2,070	0	0	0	2,070
	2013	2,184	0	0	2,520	4,704
Mr. Larson	2012	2,904	0	0	980	3,884
	2011	231	0	0	720	951
	2013	849	0	0	2,400	3,289
Mr. Mayne	2012	946	0	0	900	1,846
	2011	0	0	0	600	600
	2013	2,450	1,030	1,409	2,110	6,999
Mr. Crowley Jr.	2012	2,450	4,510	472	500	7,932
	2011	2,450	4,510	480	0	7,440

(6)	Mr. Crowley Jr. retired as CEO of the Company and the Bank effective as of July 1, 2013, but remains as non-executive, non-employee Chairman of both. Mr. Baumgarten became CEO of the Company and the Bank, effective upon Mr. Crowley Jr.’s retirement.

* * *

As of December 31, 2013, the Company maintained employment agreements with each of Messrs. Dosland, Baumgarten, Anderegg, Larson and Mayne; those employment agreements cover, among other things, the compensation and benefits received by these persons and payments upon termination of employment. For more information regarding those agreements, see “Employment Agreements and Potential Payments upon Termination or Change in Control” below. In addition, equity-based awards have historically made under the 2004 Stock Plan, and, assuming shareholder approval, will be made in the future under the 2014 Incentive Plan, and annual cash incentive awards are made under the Management Incentive Plan, which is described under “Grants of Plan-Based Awards” below.

401(k) Plan. To provide an additional incentive for employees to save for their retirement, the Company maintains the Bank Mutual Corporation 401(k) Plan. The 401(k) Plan, a tax-qualified defined contribution plan, is offered to substantially all Company employees. Under the 401(k) Plan, employees may voluntarily contribute additional funds to accounts for their benefit in the plan, and may designate within several specified choices how those funds will be invested. To provide additional incentives for these employees to contribute to their 401(k)

accounts, the Company provides matching payments to contributions made by the participating employees. See “Compensation Discussion and Analysis – Elements of Compensation – Retirement and Post-Employment Compensation” above for more information about the Company matching payments under the 401(k) Plan.

Restoration Plan. The Company also maintains a Restoration Plan to compensate participants for benefits under the 401(k) Plan that they are unable to receive because of limitations under the Code on contributions and benefits under the plan. The Code restricts the amount of tax-qualified plan benefits that can be received by plan participants, and also limits salary deferrals that an employee may contribute to the 401(k) Plan.

The Restoration Plan permits eligible participants to defer compensation that they are unable to contribute to the 401(k) Plan and receive Company allocations thereunder, in each case because of Code limits. Under the Code, in 2013, only the first $255,000 of compensation is considered in determining benefits under tax-qualified plans.

The Restoration Plan related to the 401(k) Plan covers officers and key employees who are selected by the board. The annual allocations to employees under the Restoration Plan are not tax deductible by the employer or included in the taxable compensation of the employees receiving the allocations. When benefits are paid to the employees following the termination of employment, the payments will be deductible by the employer and included in the taxable compensation of the employees receiving those payments.

Since his retirement in 2013, Mr. Crowley Jr. also used certain Company-provided benefits. These include the use of a company-owned car (valued for tax purposes at $3,399 in 2013) and a gasoline credit card (valued at $1,505 in 2013).

Grants of Plan-Based Awards

2013

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/sh) (2)	Closing Market Price on Grant Date ($/sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)
Mr. Baumgarten	Management Incentive Plan	01/21/13	84,000	120,000	240,000	─	─	─	─	─
	Options	01/22/13	─	─	─	─	24,000	4.82	4.83	31,320
	Restricted Stock	01/22/13	─	─	─	20,500	─	─	─	98,810
Mr. Dosland	Management Incentive Plan	01/21/13	27,720	39,600	79,200	─	─	─	─	─
	Options	01/22/13	─	─	─	─	12,000	4.82	4.83	15,660
	Restricted Stock	01/22/13	─	─	─	10,000	─	─	─	48,200
Mr. Anderegg	Management Incentive Plan	01/21/13	27,720	39,600	79,200	─	─	─	─	─
	Options	01/22/13	─	─	─	─	12,000	4.82	4.83	15,660
	Restricted Stock	01/22/13	─	─	─	10,000	─	─	─	48,200
Mr. Larson	Management Incentive Plan	01/21/13	28,098	40,140	80,280	─	─	─	─	─
	Options	01/22/13	─	─	─	─	12,000	4.82	4.83	15,660
	Restricted Stock	01/22/13	─	─	─	10,000	─	─	─	48,200
Mr. Mayne	Management Incentive Plan	01/21/13	27,342	39,060	78,120	─	─	─	─	─
	Options	01/22/13	─	─	─	─	12,000	4.82	4.83	15,660
	Restricted Stock	01/22/13	─	─	─	10,000	─	─	─	48,200
Mr. Crowley Jr.	Management Incentive Plan	01/21/13	97,440	139,200	278,400	─	─	─	─	─
	Options	01/22/13	─	─	─	─	12,000	4.82	4.83	15,660
	Restricted Stock	01/22/13	─	─	─	13,100	─	─	─	63,142

(1)	The amounts shown above represent amounts payable pursuant to the Management Incentive Plan. Of these amounts, 50% of the bonus was based on Company quantitative performance metrics (except for Messrs. Crowley Jr. and Baumgarten, whose bonuses are 100% based on those metrics); the named executive officers other than Messrs. Crowley Jr. and Baumgarten were able to earn up to 50% of their bonus based upon achievement of personal goals, but only if the Company’s quantitative financial goals were met. In 2013, the Company exceeded the corporate performance targets set forth in the Management

Incentive Plan; as a result, the named executive officers received a bonus in the amounts set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above. See also “Compensation Discussion and Analysis–2013 Annual Compensation Determinations–Cash Bonus/Incentives” for additional information regarding bonuses.

(2)	On January 22, 2013, stock options and shares of restricted stock were awarded to various officers and key employees, including the named executive officers, under the 2004 Stock Plan. The stock options were granted at an exercise price of $4.82 per share (average of the high and low trading prices on the date of grant). The options and restricted shares vest 20% per year in each of the five years after the grant date or earlier in the event of a change in control of the Company, death or disability.

(3)	For stock awards and options, this amount represents the grant date fair value calculated in accordance with ASC 718. The assumptions used to determine the valuation of the awards are discussed in Note 11 to the consolidated financial statements.

* * *

The non-equity incentive awards in the above table were potential annual cash bonus amounts payable pursuant to the Company’s Management Incentive Plan. Under the Management Incentive Plan, the Compensation Committee sets targets near the beginning of the fiscal year for Company performance and cash bonus payments depend upon the degree to which the Company meets these targets. The actual amount of the bonus pool for all plan participants is determined based upon the Company’s performance as to those financial criteria; however, the actual bonus paid to each individual is determined only after also considering individual performance. In 2013.for each average percentage point by which the Company missed its targets, the potential bonus would have been reduced by 1.5 percentage points. No bonus is paid for performance more than 20% below targets. In 2013 for each average percentage point by which the Company exceeded its targets, the bonus would have been increased by 1 percentage point. No bonus is earned with respect to any criteria if Company performance is below threshold criteria, which is also set at the beginning of the year. In addition, the Management Incentive Plan permits a portion of the cash bonus to be determined based upon individual performance goals except for Messrs. Crowley Jr. and Baumgarten, whose bonuses are based solely on corporate performance). In total, in 2013, each of Messrs. Crowley Jr. and Baumgarten were able to earn up to 14% at the threshold, 20% at the target, or 40% at maximum, of his base salary as bonus and Messrs. Dosland, Anderegg, Larson and Mayne up to 12.6%, 18% and 36%, respectively. For further information as to the computation of these awards for fiscal 2012, see “Compensation Discussion and Analysis–2013 Annual Compensation Determinations–Cash Bonus/Incentives” above.

In January 2013, stock options and shares of restricted stock were awarded to various officers and key employees, including certain executive officers, in the amounts shown in the table above, under the 2004 Stock Plan. Under the 2004 Stock Plan, the Compensation Committee was previously able to grant awards of stock options and/or restricted stock to officers, directors and other key employees of the Company and its subsidiaries. Options under the 2004 Stock Plan were priced at the average of the high and low trading prices on The Nasdaq Stock Market on the grant date. Grants thereunder vest upon service with the Company, with 20% of the options and/or shares awarded vesting on each of the first five anniversaries of the grant. The 2004 Stock Plan also included provisions that provide for accelerated vesting in the event of a change in control of the Company, death or disability. In the future, similar terms and grants will be made under the 2014 Incentive Plan, assuming shareholder approval.

Outstanding Equity Awards at Fiscal Year-End

December 31, 2013

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
	Exercisable	Unexercisable

Mr. Baumgarten	30,000	20,000	7.22	5/3/20 (6)
	20,000	30,000	5.05	1/18/21 (3)
	8,000	32,000	3.39	1/17/22 (4)
	0	24,000	4.82	1/22/23(10)
					6,000 (6)	42,060
					16,000 (4)	112,160
					20,500 (10)	143,705

Mr. Dosland	50,000	0	12.025	8/18/18 (5)
	6,000	9,000	5.05	1/18/21 (3)
	4,000	16,000	3.39	1/17/22 (4)
	0	12,000	4.82	1/22/23(10)
					8,000 (4)	56,080
					10,000 (10)	70,100

Mr. Anderegg	100,000	0	10.673	5/3/14 (2)
	6,000	9,000	5.05	1/18/21 (2)
	4,000	16,000	3.39	1/17/22 (4)
	0	12,000	4.82	1/22/23 (10)
					8,000 (4)
					10,000 (10)

Mr. Larson	30,000	20,000	4.74	12/20/20 (7)
	4,000	16,000	3.39	1/17/22 (4)
	0	12,000	4.82	1/22/23(10)
					4,800 (7)	33,648
					8,000 (4)	56,080
					10,000 (10)	70,100

Mr. Mayne	20,000	30,000	5.05	1/18/21 (3)
	4,0000	16,000	3.39	1/17/22 (4)
	0	12,000	4.82	1/22/23(10)
					6,000 (8)	42,060
					8,000 (4)	56,080
					10,000 (10)	70,100

Mr. Crowley Jr.	700,000	0	10.673	5/3/14 (2)
	6,000	9,000	5.05	1/18/21 (3)
	4,000	16,000	3.39	1/17/22 (4)
	0	12,000	4.82	1/22/2023(10)
					8,000 (4)	56,080
					13,100 (10)	91,831

(1)	All option awards were granted under the 2004 Stock Plan at an exercise price equal to the market value of Company common stock (using the average of the high and low trading prices) on the date of grant. All stock awards consist of restricted shares granted under the 2004 Stock Plan. All options and restricted shares vest in five annual increments of 20% each beginning on the first anniversary following the grant date.

(2)	Options granted on May 3, 2004. These options are fully vested.

(3)	Options granted on January 18, 2011, which vest in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2013, 60% of these options remained unvested.

(4)	Options and restricted shares granted on January 17, 2012, which vest in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2013, 80% of these options and restricted shares remained unvested.

(5)	Options and restricted shares granted on August 18, 2008, which vest in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2013, all of these options and restricted shares are vested.

(6)	Options and restricted shares granted on May 3, 2010, which vest in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2013, 40% of these options and restricted shares remained unvested.

(7)	Options and restricted shares granted on December 20, 2010, which vest in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2013, 40% of these options and restricted shares remained unvested.

(8)	Restricted shares granted on January 18, 2011, which vest in five annual increments of 20% each beginning on the first anniversary following the award. At December 31, 2012, 60% of these restricted shares remained unvested.

(9)	Based on the $7.01 per share closing price of a share of Company common stock on December 31, 2013, the last trading day of the year.

(10)	Options and restricted shares granted on January 22, 2013, which vest in five annual increments of 20% each beginning on the first anniversary following the grant date. At December 31, 2013, none of these options and restricted shares are vested.

Option Exercises and Stock Vested

2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Mr. Baumgarten	0	0	7,000	35,040
Mr. Dosland	0	0	6,000	34,240
Mr. Anderegg	0	0	2,000	9,540
Mr. Larson	0	0	4,400	24,408
Mr. Mayne	0	0	4,000	19,020
Mr. Crowley Jr.	0	0	2,000	9,540

(1)	Computed based on the difference between the market price of the underlying securities, computed as the average of the high and low price at exercise, and the option exercise price.

(2)	The number of shares acquired on vesting and the value realized on vesting relates to shares of restricted stock that were granted under the 2004 Stock Plan and that were subject to vesting at the rate of 20% per year in the five years after grant. The shares granted under the 2004 Stock Plan are valued at the average of the high and low trading prices on The Nasdaq Stock Market on the dates of vesting.

Pension Benefits

The following table provides information on the benefits which are accrued under the Bank Mutual Corporation Pension Plan, the qualified defined benefit pension plan that covers most Company employees, and the Supplemental Plan, which applies to specified officers including Messrs. Crowley Jr. and Baumgarten.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Baumgarten	Pension Plan	3	127,185	0
Mr. Baumgarten	Supplemental Plan	3	345,769	0
Mr. Dosland	Pension Plan	4	116,320	0
Mr. Anderegg	Pension Plan	20	904,855	0
Mr. Larson	Pension Plan	2	76,214	0
Mr. Mayne	Pension Plan	2	35,239	0
Mr. Crowley Jr.	Pension Plan	46	2,361,628	93,869
Mr. Crowley Jr.	Supplemental Plan	46	9,140,976	281,444

Pension Plan

The Pension Plan is a qualified defined benefit pension plan which covers most employees of the Company and its subsidiaries who are age 21 or over and who have completed at least one year of service with the Company. As discussed above, the Compensation Committee closed the Pension Plan to employees not eligible to participate as of January 1, 2013, as well as any employees hired after that date, and made certain other changes in late 2013. In addition, effective for service performed after March 1, 2013, the Committee reduced certain future benefits formerly provided under the Pension Plan and the Supplemental Plan (discussed below), but did not reduce all future benefits. Pension benefits are based on the participant’s average annual compensation (salary and bonus), including annual cash incentive compensation, and years of credited service to the Company and its subsidiaries. Participants vest in the Pension Plan five years after their hire date. However, years of credited service in the Pension Plan begin at the date of participation in the plan, which is one year after their hire date. Benefits are determined in the form of a 10-year certain and life annuity. In the table above, the present value of accumulated benefits under the Pension Plan was calculated assuming a retirement age of 65 (except for Mr. Crowley, who retired on July 1, 2013) and a discount rate of 4.7% as of December 31, 2013 and using the RP 2000 mortality table for determining post-

retirement mortality. Payments shown for Mr. Crowley Jr. reflect his pension payments in fiscal 2013 after his July 1 retirement. See “Compensation Discussion and Analysis – Elements of Compensation – Retirement and Post-Employment Compensation” above for more information regarding recent changes to the Pension Plan.

Supplemental Retirement Plan

Designated officers (currently only Mr. Baumgarten, due to Mr. Crowley Jr.’s retirement during 2013) also accrue benefits under in the Supplemental Plan, which is a supplemental non-qualified defined benefit pension plan. The Supplemental Plan provides monthly supplemental benefits to participants that will be paid out of a “rabbi trust” established for the Supplemental Plan, or unsecured corporate assets. The amount of the Supplemental Plan benefit is determined as:

•	An amount calculated under the Pension Plan without regard to the limitations imposed by the Code on benefit or compensation amounts and without regard to certain limitations on years of service, minus
•	The pension benefit accrued under the Pension Plan.

Mr. Crowley Jr. also accrued benefits under the Supplemental Plan prior to his retirement, and began receiving payments upon his retirement.

In 2013, under Code limits, the maximum annual benefit payable through the Pension Plan was $205,000 and the maximum annual compensation which could be taken into account to determine pension benefits was $255,000. For 2014, those amounts are $210,000 and $260,000, respectively. The Code limits the number of years of service which may be taken into account to 40 years.

In the table above, the present value of accumulated benefits under the Supplemental Plan are calculated assuming a retirement age of 65 in the case of Mr. Baumgarten, and a discount rate of 4.70% as of December 31, 2013 and using the RP 2000 mortality table for determining post-retirement mortality. To support obligations payable under the Supplemental Plan, the Company maintains assets in a “rabbi trust,” the amount of which is based on the actuarial value of future benefits; the Company expenses payments into the rabbi trust when they are made. These amounts will be paid from the Company’s funds, including funds of the rabbi trust in the future; they will not be paid out of the assets in the Pension Plan. Payments shown for Mr. Crowley Jr. reflect his Supplemental Plan payments during fiscal 2013 after his June 30 retirement.

Nonqualified Deferred Compensation

The Company maintains the Restoration Plan which, in part, relates to Code limits on Company contributions made with respect to the 401(k) Plan. (The Company also maintained a restoration plan for the ESOP, although all of the shares available under the ESOP have been allocated and no unallocated shares remain.) The Code limits the salary deferral that an employee may contribute to the 401(k) Plan and also restricts the amount of tax-qualified plan benefits that can be received by plan participants. See the description included following the “Summary Compensation Table” above.

The following table includes information as to the additional contributions under the Restoration Plan related to the 401(k) Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($) (4)
Mr. Crowley Jr.	5,150	1,030	190,956	0	491,112
Mr. Dosland	0	0	0	0	0
Mr. Baumgarten	0	0	0	0	0
Mr. Anderegg	0	0	9,580	0	32,901
Mr. Larson	0	0	0	0	0
Mr. Mayne	0	0	0	0	0

(1)	These amounts are also included under the “Salary” column of the “Summary Compensation Table” above.
(2)	These amounts are also included under the “All Other Compensation” column of the “Summary Compensation Table” above.
(3)	There were no distributions out of this plan in 2013. Mr. Crowley Jr. began receiving distributions from this plan in January 2014.
(4)	Of these balances, the following amounts were included in prior years’ Summary Compensation Tables: Mr. Crowley Jr. – $226,821 and Mr. Anderegg – $7,822. The aggregate balance of the Restoration Plan related to the 401(k) Plan for each individual as of December 31, 2012, was as follows: Mr. Crowley Jr. – $293,976 and Mr. Anderegg – $23,321.

Employment Agreements and Potential Payments Upon

Termination or Change in Control

Employment Agreements. The Bank has employment agreements, which include change in control provisions, with Messrs. Dosland, Baumgarten, Anderegg, Larson, Mayne, and other executive officers. Mr. Baumgarten’s employment agreement is more extensive than those of other executives, in recognition of his more extensive responsibilities. The form of employment agreement is the same for Messrs. Dosland, Anderegg, Larson, Lawton, Mayne, Mekemson and Pfarr. After expiration of the initial terms of the agreements, they may be extended, upon agreement of the executive and by affirmative action of the Bank’s board of directors, so that the agreement remains in effect for a one-, two- or three-year period, depending on the executive. Mr. Baumgarten’s has a rolling two-year period; the agreements with the other executives have a one-year term. As of January 1, 2014, the terms of the agreements for the executive officers were extended through December 31, 2015 for Mr. Baumgarten, and through December 31, 2014 for the other executives. Mr. Crowley Jr. previously had an employment agreement which expired upon his retirement on July 1, 2013, other than for post-retirement obligations.

Under the employment agreements, each executive is entitled to a base salary which is reviewed annually, but cannot be reduced, by the Bank’s board, as well as benefits, perquisites, directors and officers insurance and indemnity, in accordance with the Bank’s policies. Each executive is also entitled to incentive compensation based upon the Bank’s incentive compensation plan as in effect from time to time and, occasionally, in the board’s discretion.

The current 2014 annual base salary amounts for each of the named executive officers under the employment agreements are as follows: Mr. Dosland – $231,000; Mr. Baumgarten – $700,000; Mr. Anderegg – $231,000; Mr. Larson – $234,000; and Mr. Mayne – $231,000. These amounts may be changed in subsequent years, but may not be reduced.

The employment agreements can be terminated: at the election of the executive officer or the Bank at the expiration of the term; upon death, retirement or disability of the executive; at any time for cause (as defined in the agreements); or voluntarily without cause by the executive or the Bank. Each executive officer may also terminate his or her employment agreement under certain circumstances following a change in control. Upon any event of termination or a change in control, each executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time. In addition, depending on the manner of termination, each executive will receive additional benefits as discussed and quantified in the tables below.

None of the executive officers receive any additional payments if terminated at the end of the current term of his agreement. Upon each executive’s death or retirement, the executive or executive’s personal representative will receive his or her earned but unpaid base salary and incentive compensation, prorated to the end of the calendar month in which the termination occurred, and compensation for accrued but unused vacation time. The amounts owed in these circumstances will be a lump sum cash payment. Retirement age is set at 65. Upon disability, each executive’s unpaid base salary and incentive compensation will be prorated to the end of the calendar month in which the termination occurred. The executive will also receive an amount equal to 100% of his or her annual base salary at the time of termination, as well as insurance benefits (life, medical, dental and optical) at the Bank’s expense for a period of up to 12 months in accordance with the Bank’s policies and applicable law.

If, during the term of an agreement, the Bank terminates an executive without cause or the executive officer terminates his or her employment for cause (e.g., the Bank reduces the executive’s base compensation or duties or breaches the employment agreement), the executive would be entitled to receive a lump sum payment equal to 100% of his or her base salary at the time of termination through the end of a one-year severance period. In addition, if the Bank terminates an executive officer without cause, the executive will receive insurance benefits (life, medical, dental and optical) at the Bank’s expense through the end of the applicable severance period, in accordance with the Bank’s policies and applicable law. If the Bank terminates the executive officer without cause, the Bank must also pay such executive officer a lump sum cash payment in an amount equal to the product of: (i) the Bank’s annual aggregate contributions for the executive to all qualified retirement plans in the year preceding termination and (ii) the number of years in the applicable severance period.

Each executive also has the right to terminate his or her employment following a change in control of the Bank if any of the following occur as a result of the change in control: the executive’s compensation, benefits, responsibilities or duties are reduced; the executive is transferred more than 50 miles from his current principal office of employment; or the executive is required to travel as part of his or her duties more than in the past. Upon any termination resulting from a change in control, each executive has a right to receive severance payments and termination benefits as if a termination by the Bank without cause had occurred, except that in Mr. Baumgarten’s case, the applicable severance period will be two years.

Under each employment agreement, the aggregate amount of all severance payments and termination benefits payable to the executive officer, computed on a present value basis, may not exceed an amount which would cause the payments to be characterized as “parachute payments” within the meaning of Section 280G(b)(2) of the Code. That section generally defines parachute payments to include any severance payments and termination benefits which, on a present value basis, equal or exceed three times the person’s average annual total compensation over a five-year period immediately preceding the change in control.

If an executive is terminated by the Bank for cause, the executive will receive his or her earned but unpaid base salary and incentive compensation, as well as compensation for accrued but unused vacation time; however, the executive will not be entitled to any compensation or employment benefits for any period after the date of such termination, or the continuation of any benefits, except as may be required by law. “Cause” is defined to include: the executive’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or material breach of the employment agreement.

In addition, the employment agreements for the executives contain specific conditions under which the Bank’s obligations to make payments or provide benefits would be suspended or terminated. If the executive is suspended or temporarily prohibited from participating in the Bank’s affairs pursuant to the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations will be suspended, and if the executive is removed or permanently prohibited from participating in the Bank’s affairs pursuant to the FDIA, the Bank’s obligations will terminate, except that the executive will still be entitled to vested rights. Each agreement may also be terminated by the Bank’s regulator if it is determined that the Bank needs assistance or is in an unsafe or unsound condition.

The Bank has entered into an agreement with Mr. Crowley Jr., under which he agrees not to compete with the Bank following a termination of employment for a period equal to the greater of one year or the period for which he received post-employment compensation under the agreement, but not to exceed two years. In addition, the employment agreements for the other executive officers include provisions with respect to the use of confidential information and the non-solicitation of the Bank’s customers and employees, in each case for a period of two years following termination of employment. If the executive breaches the non-compete, confidentiality and non-solicitation provisions, as applicable, the Bank is entitled to injunctive and equitable relief in addition to other remedies available at law.

Termination and Change in Control Payments and Benefits. The following table sets forth the estimated current value of benefits that could be paid to the named executive officers upon various events of termination or a change in control under the individual employment agreements with Messrs. Dosland, Baumgarten, Anderegg, Larson, and Mayne, and/or the terms of the Company’s equity compensation plans. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 31, 2013. The table does not include certain payments that are generally otherwise available on a non-discriminatory basis to all salaried employees in 2013 (such as accrued vacation time, if any; amounts, if any, payable pursuant to Company retirement plans; amounts, if any, payable related to third party insurance; and, in certain cases, amounts payable under certain benefits plans). Information is not provided for Mr. Crowley Jr. because he had retired as an employee prior to December 31, 2013.

Event / Name of Executive Officer	Base Salary ($) (1)	Incentive Compen- sation ($) (2)	Early Vesting of Stock Options ($) (3)	Early Vesting of Restricted Shares ($) (4)	Other Benefits ($) (5)	Total ($)
Retirement (6)
Mr. Baumgarten	N/A	151,200	N/A	N/A	N/A	151,200
Mr. Dosland	N/A	51,000	N/A	N/A	N/A	51,000
Mr. Anderegg	N/A	51,000	N/A	N/A	N/A	51,000
Mr. Larson	N/A	50,000	N/A	N/A	N/A	50,000
Mr. Mayne	N/A	53,000	N/A	N/A	N/A	53,000
Death
Mr. Baumgarten	N/A	151,200	295,360	297,925	N/A	744,485
Mr. Dosland	N/A	51,000	128,080	126,180	N/A	305,260
Mr. Anderegg	N/A	51,000	128,080	126,180	N/A	305,260
Mr. Larson	N/A	50,000	212,180	159,828	N/A	422,008
Mr. Mayne	N/A	53,000	196,680	168,240	N/A	417,920
Disability
Mr. Baumgarten	600,000	151,200	295,360	297,925	N/A	744,485
Mr. Dosland	220,000	51,000	128,080	126,180	N/A	305,260
Mr. Anderegg	220,000	51,000	128,080	126,180	N/A	305,260
Mr. Larson	223,000	50,000	212,180	159,828	N/A	422,008
Mr. Mayne	217,000	53,000	196,680	168,240	N/A	417,920
Termination by Executive For Cause or by Bank Without Cause
Mr. Baumgarten	600,000	151,200	N/A	N/A	39,694	790,894
Mr. Dosland	220,000	51,000	N/A	N/A	17,676	288,676
Mr. Anderegg	220,000	51,000	N/A	N/A	13,981	284,981
Mr. Larson	223,000	50,000	N/A	N/A	17,747	290,747
Mr. Mayne	217,000	53,000	N/A	N/A	16,389	286,389
Termination by Executive Due to Change in Control
Mr. Baumgarten	1,200,000	302,400	295,360	297,925	39,694	2,135,379 (8)
Mr. Dosland	220,000	51,000	128,080	126,180	17,676	542,936 (8)
Mr. Anderegg	220,000	51,000	128,080	126,180	13,981	539,241 (8)
Mr. Larson	223,000	50,000	212,180	159,828	17,747	662,755 (8)
Mr. Mayne	217,000	53,000	196,680	168,240	16,389	651,309 (8)

In the tables, “N/A” indicates that the type of payment specified is not applicable to the particular event.

(1)	For officers other than Mr. Baumgarten, this amount represents the executive’s base salary in the year of the applicable termination event. In Mr. Baumgarten’s case, in the event of termination by Mr. Baumgarten due to a change in control, this amount represents base salary for two years. Amounts payable to Baumgarten do not include compensation earned for service as a director of the Company or the Bank.

(2)	These amounts are based on the amount the executive actually received as a cash bonus under the formula set forth in the Management Incentive Plan for 2013. See “Compensation Discussion and Analysis–2013 Annual Compensation Determinations–Cash Bonus/Incentives” and the “Summary Compensation Table” above. Under the Management Incentive Plan, in the event of retirement, death or permanent disability during a plan year, incentive awards are paid at the end of the year on a pro-rata basis.

(3)	All outstanding unvested stock options would become vested (i) pursuant to each executive’s employment agreement and the stock plans, upon a change in control and (ii) pursuant to the stock plans, upon death or disability of the executive. The amount shown represents the value of the options based on a closing stock price on December 31, 2013, the last trading day of the year, of $7.01 per share. Unvested stock options held by executive officers as of December 31, 2013 with an exercise price greater than $7.01 per share have no unrealized value at December 31, 2013 and, therefore, do not affect the values in the table.

(4)	All outstanding unvested shares of restricted stock would become vested, pursuant to the stock plans, upon a change in control or upon death or disability of the executive. This amount represents the value of the unvested restricted share awards held by the executive based on a closing stock price on December 31, 2013, the last trading day of the year, of $7.01 per share.

(5)	These amounts include payments of premiums for employer-paid life insurance and employer-paid medical and dental benefits; however, they do not include payments, if any, to the extent that they are generally available on a non-discriminatory basis to all salaried employees. Further, in the case of termination of the executive by the Bank without cause or a change in control, these amounts also include the lump sum cash payment equal to the Bank’s annual aggregate contributions for the executive to qualified benefit plans for the remaining employment term or severance period, as set forth in the executive’s employment agreement. Certain of these benefits would not be payable if the executive accepts other employment.

(6)	In the event of retirement, except under the Management Incentive Plan, the executive officers do not receive any payments or benefits that are not otherwise generally available on a non-discriminatory basis to all salaried employees; provided however, that the executives would have been entitled to receive the bonuses earned in 2013 even if they had been terminated as of December 31, 2013. Mr. Baumgarten is entitled to receive retirement payments or benefits, which are not available to other employees, pursuant to the Supplemental Plan; however, Mr. Baumgarten was not vested in Supplemental Plan, and therefore the amounts for him do not include any such payments or benefits. The present value of Mr. Baumgarten’s accumulated benefits under the Supplemental Plan is $345,796. See the “Pension Benefits” table above. He also is entitled to the payment of certain health insurance benefits, which are included in the table.

(7)	This amount includes a short-term disability payment to the executive for six months and assumes that, after that six-month period, the executive would elect to begin receiving retirement payments instead.

(8)	Per the employment agreements, the total amount payable is limited to 2.99 times the executive officer’s Base Amount (defined as the average annual total compensation over a five-year period immediately preceding the change in beneficial ownership or control of the Bank) so as to prevent the payment from being classified as a parachute payment within the meaning of Section 280G(b)(2) of the Code. Therefore, the actual amounts payable to an executive might be less than the amount indicated in these tables.

In the event any of these persons otherwise voluntarily terminates or is terminated for cause, they would receive any accrued salary and vacation pay through the time of termination, on the same basis as is paid to other salaried employees.

RISK MANAGEMENT AND COMPENSATION

In addition to relying on conservative operating principles generally, the Company designs and evaluates its compensation policies for executive officers and all other employees so as to not create incentives to take undue risks to the institution. In the case of executive officers and other senior personnel, historically most direct compensation has been in the form of salary and in equity awards which vest over a five-year time horizon. When establishing cash bonuses for executives, the Compensation Committee establishes incentives and goals that are consistent with corporate goals and that are reasonably achievable given maximum effort, but that do not encourage unnecessary risk taking; further, the cash bonuses that are determined over a relatively short-term performance horizon at target only represent up to 10%, 15% or 18% depending on position (20% in the case of the Chairman and the President/CEO) of annual salary, a relatively small portion of total compensation, or twice those amounts at the maximum achievement. Even for employees below these compensation levels, the Company’s business underwriting standards and related policies, including management supervision and approval processes, minimize the risk that personnel who are compensated for making loans, managing investments or other more discrete functions are able to take excessive risks motivated by their compensation effect.

As a result and on this basis, the Company believes that the risks, if any, arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under provisions adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the provisions of the Section 14A of the Exchange Act adopted as a part thereof, publicly-traded companies such as the Company are required to hold an advisory vote of their shareholders at least once every three years to approve the compensation of named executive officers. The compensation is to be approved pursuant to the following resolution: “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.” The Company discloses that information under the headings “Compensation Discussion and Analysis” and “Executive Compensation” herein. The Company currently holds such votes annually. At last year’s annual meeting, the Company’s shareholders approved the compensation paid to the named executive officers.

As described in “Compensation Discussion and Analysis” above, the Company designs its executive compensation programs with an intent to use compensation to attract and retain talented and highly-experienced personnel and to provide incentives for that personnel to maximize corporate performance. The Compensation Committee particularly focuses on obtaining and retaining the services of highly-experienced personnel, especially those with a long-term commitment to the Company. A portion of the Company’s executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. While the Company recognizes equity ownership by executives and has made equity awards, it believes its awards have been relatively modest in amount. The Company believes its compensation program as a whole is well-suited to promote the Company’s objectives in both the short-and long-term.

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by shareholders, and will consider the outcome of the vote when making future compensation decisions regarding the Company’s executive compensation programs.

The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s executive officers as described in this proxy statement.

APPROVAL OF THE BANK MUTUAL CORPORATION 2014 INCENTIVE COMPENSATION PLAN

General

At the annual meeting, shareholders will be asked to approve the 2014 Incentive Plan. The 2014 Incentive Plan was adopted by the Company’s board on February 3, 2014, subject to shareholder approval at the annual meeting. The 2014 Incentive Plan is intended to constitute a stock-based and cash incentive plan for the Company, and includes provisions by which the Company may grant directors and key employees stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance share awards and cash bonus awards. No options or awards have yet been granted under the 2014 Incentive Plan, and will not be granted prior to shareholder approval of the 2014 Incentive Plan. See “Executive Compensation” above for information on awards previously made under the 2004 Stock Plan.

The purposes of the 2014 Incentive Plan are to: (a) enable the Company and its affiliated companies to recruit and retain highly qualified directors and key employees; and (b) provide those directors and key employees with an opportunity to share in the success and growth of the Company.

The board believes that adoption of the 2014 Incentive Plan is desirable because it will promote the interests of the Company and its shareholders by continuing and strengthening the Company’s ability to retain and attract qualified directors, officers and key employees by encouraging them to maintain a personal interest in the Company’s continued success and progress, and by providing a means of linking personal compensation to creation of value for the Company’s shareholders. The 2014 Incentive Plan also provides the ability to couple awards with specific performance goals.

The 2014 Incentive Plan is intended to continue and extend the incentives which have been provided under the 2004 Stock Plan, which expired on February 1, 2014 and cannot be used to grant awards after that date. Awards previously granted under the 2004 Stock Plan will remain in effect until they have been exercised or have expired and will be administered in accordance with their terms.

In response to current market compensation trends, the board of directors determined it was in the best interest of the Company to create a new incentive plan. The 2014 Incentive Plan will continue to provide a means to compensate the Company’s directors, officers and key employees in a way that is performance-driven, because the value of many of the awards will depend on performance – either of our stock or our corporate performance. Also, using the Company’s stock helps us further the identification of or directors and key employees with our shareholders. Structuring such a plan may also have tax benefits to the Company; see “Certain Federal Income Tax Consequences” below. The board also determined to include in provisions in the 2014 Incentive Plan for restricted stock awards, restricted stock unit awards, performance stock awards and cash bonus awards to be coupled with performance goals, and to accommodate changes in tax and accounting treatment of equity-based plans and awards.

The following summary of the 2014 Incentive Plan is qualified by reference to the full text thereof, which is attached as Appendix A to this proxy statement.  Capitalized terms not otherwise defined in this proposal have the meanings ascribed to them in the 2014 Incentive Plan.

 The board of directors has adopted the 2014 Incentive Plan as in the best interests of the Company and its shareholders. The board unanimously recommends that shareholders vote FOR approval of the 2014 Incentive Compensation Plan as described in this proxy statement.

Stock Subject to the Plan

A total of 3,000,000 Shares may be issued under the 2014 Incentive Plan, all of which may be issued pursuant to the exercise of incentive stock options.  No individual may be granted Awards under the 2014 Incentive Plan with respect to more than 200,000 Shares (subject to adjustment) for any given year. Awards under the 2014 Incentive Plan may include Options to purchase Stock of the Company, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and Cash Incentive Awards (collectively, “Awards”).

If and to the extent that an Award expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Award will again become available for grant under the 2014 Incentive Plan.  In the event of any recapitalization, stock split or combination, stock dividend or other similar event or transaction affecting the Shares, equitable substitutions or adjustments will be made by the Administrator, in its sole and absolute discretion, to the aggregate number, type and issuer of the securities reserved for issuance under the 2014 Incentive Plan.

Administration

The 2014 Incentive Plan will be administered by a designated Administrator. For the purposes of granting Awards to Company directors, this shall be the entire board. For other purposes, however, the Administrator shall be the Compensation Committee.

Among other functions, the Administrator will have the authority:  (a) to select the persons to whom Awards may from time to time be granted hereunder (consistent with the eligibility conditions set forth in the 2014 Incentive Plan); (b) grants Awards in such form and amount as it shall determine; (c) provide in an Award that vesting will be accelerated in the event of grantee’s death or disability, or a change in control or related event; (d) impose limitations, restrictions and conditions upon any Award; (e) waive any such limitations, restrictions or conditions, in whole or in part; (f) modify, extend or renew any Award previously granted; and (g) grant substitute Awards to individuals who were granted awards by a predecessor or affiliated entity.

Subject to the express terms of the 2014 Incentive Plan, all decisions made by the Administrator pursuant to the provisions of the 2014 Incentive Plan will be final and binding on all persons, including the Company and individuals.  Neither the board nor any individual director, or other individual acting on its behalf, will be liable for any good faith determination, act or omission in connection with the 2014 Incentive Plan or any Award, and each shall be entitled to indemnification for losses arising or resulting therefrom.

Eligibility

Directors and key employees (as defined and determined by the Administrator) who provide services to the Company or its Affiliates are eligible to be granted Awards under the 2014 Incentive Plan. Approximately 50 directors, officers and key employees will be eligible for consideration to receive awards under the 2014 Incentive Plan. From 2011 through 2013, awards under the 2004 Stock Plan were granted to an average of 34 directors and key employees in each year. Management expects awards in future years to be granted to a similar number of directors and key employees, although there can be no assurances.

Terms of Awards

Vesting

Each Stock Option, Stock Appreciation Right, Restricted Stock Award, and Restricted Stock Unit Award, as described below, shares the same general vesting schedule, to the extent such Awards vest over a set time. Once granted, unless a different period is selected by the Administrator, such an Award becomes vested and exercisable over a three-year period, with 1/3 of the shares covered by the Award vesting one year after the grant date, and an additional 1/3 on each of the second and third anniversaries. However, at the time of the grant, the Administrator may designate a shorter or longer vesting period for any Awards.

Stock Options (“Options”)

Options may be awarded to non-employee directors of the Company and to key employees. Each Option will be designated at the time of the grant as either an Incentive Stock Option or a Non-Qualified Stock Option. The purchase price for a share subject to an Option shall not be less than 100% of the fair market value of the share on the grant date; provided, however, that if a grantee will beneficially own greater than 10% of the stock of the Company following the grant, the purchase price of an Incentive Stock Option shall not be less than 110% of the fair market value on the grant date. Each option shall be evidenced by an Award Agreement that shall specify, in additional to other information designated by the Administrator, the number of Options granted, the term of the Option and such other provisions as the Administrator may determine.

Stock Appreciation Rights (“SARs”)

SARs may be awarded to non-employee directors of the Company and to key employees. Each SAR will be evidenced by an Award Agreement that specifies the number of SARs granted, the grant price (which shall be not less than the fair market value of a share of Company common stock on the grant date), the term of the SAR, and such other provisions determined by the Administrator. Upon the exercise of SARs, the grantee is entitled to receive, in either cash and/or Shares (as determined by the Administrator), an amount determined by multiplying (a) the difference obtained by subtracting the grant price from the fair market value of a share of Company common stock on the date of exercise, by (b) the number of SARs exercised.

Restricted Stock Awards (“RSAs”)

RSAs may be awarded to non-employee directors of the Company and to key employees. The Administrator shall determine the eligible persons to receive RSAs, the number of shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions the Administrator deems appropriate. RSA grants may be conditioned upon the attainment of performance goals, and are subject to forfeiture under terms dictated by the Administrator prior to the grant. RSAs may be evidenced in any manner deemed appropriate by the Administrator, including book-entry registration of issuance of stock certificates. Each RSA will be evidenced by an Award Agreement

Restricted Stock Unit Awards (“RSUAs”)

RSUAs may be awarded to non-employee directors of the Company and to key employees. Each RSUA entitles a grantee to receive shares of common stock or cash payments based upon the fair market value of shares of common stock if conditions predetermined by the Administrator are satisfied. The Administrator shall determine the eligible persons to receive RSUAs, the number of shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions. RSUA grants may be conditioned upon the attainment of performance goals, and are subject to forfeiture under terms determined by the Administrator. Each RSUA will be evidenced by an Award Agreement.

Performance Share Awards (“PSAs”)

PSAs may be awarded to key employees of the Company. Each PSA entitles a grantee to receive shares of common stock if conditions pre-determined by the Administrator are met. These conditions may be performance metrics which may be amended from time to time by the Administrator, such as increases in net income, total shareholder return, return on equity, operating income or profit, capital ratio, share price, and the like, as more fully described in the 2014 Incentive Plan. The Administrator shall determine the eligible persons to receive PSAs, the number of shares to be covered by the Award, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions. PSA grants may be conditioned upon the attainment of performance goals, and are subject to forfeiture under terms dictated by the Administrator. Each PSA will be evidenced by an Award Agreement.

Cash Incentive Awards (“CIAs”)

CIAs may be established either alone or in addition to other Awards for the benefit of key employees. The maximum CIA payable to an employee in any fiscal year shall be $400,000. The Administrator shall determine the employees to whom and the time or times at which CIAs shall be granted, and the conditions upon which such Awards will be paid. CIAs may be paid solely on account of the attainment of one or more pre-established, objective performance goals set by the Administrator. These conditions may be performance metrics which may be amended from time to time by the Administrator, such as increases in net income, total shareholder return, return on equity, operating income or profit, capital ratio, share price, and the like, as more fully described in the 2014 Incentive Plan.

New Plan Benefits

Awards to directors and key employees under the Plan are determined by the Administrator in its discretion. As a result, it is not possible to determine the benefits and amounts that will be received by any individual participant or group of participants in the future. Because the 2014 Incentive Plan has not yet been approved, there are no historical data to report. The option and restricted share grants shown in the table below were made during the Company’s fiscal year ended December 31, 2013 pursuant to the 2004 Stock Plan for (i) our continuing Named Executive Officers (listed individually), (ii) to the Company’s employees who are executive officers (in the aggregate), (iii) to the Company’s non-employee directors (in the aggregate), and (iv) to the Company’s employees who are not executive officers (in the aggregate).

Name and Position	Dollar Value ($)(1)	Number of Units

		Options	Restricted Stock
David A. Baumgarten, President and CEO	130,130	24,000	20,500
Michael W. Dosland, Senior Vice President and Chief Financial Officer	63,860	12,000	10,000
P. Terry Anderegg, Senior Vice President—Retail Banking of the Bank	63,860	12,000	10,000
Gregory A. Larson, Senior Vice President—Director of Commercial Banking of the Bank	63,860	12,000	10,000
Christopher L. Mayne, Senior Vice President—Chief Credit Officer of the Bank	63,860	12,000	10,000
Executive Officers as a Group	354,752	89,000	73,600
Non-Executive Director Group	114,840	88,000	0
Non-Executive Officer Employee Group	925,562	352,000	93,600

(1) The dollar value is computed in the same manner as used in the Summary Compensation Table above.

Equity Compensation Plan Information

The following table shows information as of December 31, 2013, as to securities subject to then-issued awards, and available for issuance of future awards, under Company compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in 1st column)

Equity compensation plans approved by security holders (1)	2,955,000	$8.0742	695,983 (2)
Equity compensation plans not approved by security holders	None	None	None
Total	2,955,000	$8.0742	695,983 (2)

(1) All amounts in these columns relate to the 2004 Plan, which was approved by the shareholders in 2004.

(2) Awards were subsequently made in January 2014 but no further awards may be made after February 2, 2014.

Merger, Consolidation or Reorganization; Change in Control

In the event of a merger, consolidation or reorganization with any corporation in which the Company is not the surviving entity or its common stock ceases to be publicly traded, the Administrator shall either (a) act to protect Awards through substitution on an equitable basis of appropriate shares of the surviving entity; or (b) cancel the Awards and cause the Company or corporation assuming the obligations of the Company to pay to the grantee (in the case of Options and SARs) a cash amount equal to the excess the value received by the holder of a share of Company stock as a result of the event, over the exercise price of such Option or the grant price of a SARs, multiplied by the number of shares subject to the Award; or (for Awards that are not Options or SARs), an amount of cash or stock based on the value of the property received by the holder of a share of Company stock as a result of the event. In the event of a Change in Control, the Administrator may, in its discretion, cancel any outstanding Awards and make the payments referenced in (b) above.

Shareholder Rights

A grantee has no rights to vote any Shares covered by an Award until he or she has become the holder of record of such share(s).

Transferability

Except as permitted by the 2014 Incentive Plan or a grantee's Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, prior to vesting (or exercise in the case of Options and SARs).

Amendment, Modification and Term of Plan

The board may amend, modify, suspend, or terminate the 2014 Incentive Plan at any time.  However, except as otherwise provided in the 2014 Incentive Plan, no amendment, alteration or discontinuation will be made which would impair the rights of a grantee with respect to an Award without that grantee’s consent. The 2014 Incentive Plan will be effective as of May 5, 2014 (subject to shareholder approval) will continue in effect until the earliest of (a) the date on which it is terminated by the board or (b) the date on which no Shares remain available for issuance under the 2014 Incentive Plan; provided, however, that Awards granted prior to the 2014 Incentive Plan’s termination may extend beyond that termination.

Withholding

The Company shall have the power to deduct or withhold, or require a grantee to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (such as FICA obligations). For withholding required upon the exercise of Options or SARs, grantees may elect to satisfy withholding, in whole or in part, by having the Company withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed.

Certain Federal Income Tax Consequences

The following is a brief summary of the Company’s understanding of the principal income tax consequences under the Code of grants or awards made under the Plan based upon the applicable provisions of the Code in effect on the date hereof.

Nonqualified Stock Options (“NSOs”)

An optionee will not recognize taxable income at the time an NSO is granted.  Upon exercise of the NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.  The amount of such difference will be a deductible expense to the Company for tax purposes.  On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.  The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

Incentive Stock Options (“ISOs”)

Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for an optionee. The amount by which the fair market value of the shares acquired upon the exercise of an ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If an optionee has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the optionee will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise. If, however, the optionee disposes of his or her shares within the holding periods described above, (i) the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the optionee and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; and (iii) the optionee will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

Stock Appreciation Rights.

A grantee will not recognize taxable income at the time an SAR is granted.  Upon exercise of the SAR, the grantee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.  The amount of such difference will be a deductible expense to the Company for tax purposes.  On a subsequent sale or exchange of shares acquired pursuant to the exercise of an SAR, the grantee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares.  The tax basis will, in general, be the fair market value of the shares on the date the shares were acquired pursuant to the exercise of the SAR.

Restricted Stock; Restricted Stock Unit Awards

A grantee will not recognize income at the time an award of restricted stock is made under the 2014 Incentive Plan, unless the grantee makes the election described below.  However, a grantee who has not made the election will recognize ordinary income at the time the restrictions on the common stock lapse.  The ordinary income recognized will be in an amount equal to the fair market value of the restricted stock at such time.  A grantee may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares (determined without regard to the restrictions) on such date over the amount, if any, paid for such shares.  The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the grantee in the year that such income is taxable.

The holding period to determine whether the grantee has long-term or short-term capital gain or loss on a subsequent sale of the stock generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of the shares on such date.  However, if the grantee has made an election under Section 83(b), the holding period will commence on the date of grant and the tax basis will be equal to the fair market value of shares on such date (determined without regard to the restrictions).

Restricted Stock Units; Performance Award Shares.

An individual who has been granted RSUs or PSAs will not recognize taxable income until the applicable award cycle expires and the individual is in receipt of the stock distributed in payment of the award, at which time such individual will realize compensation income equal to the full fair market value of the shares delivered.  The Company is generally entitled to an income tax deduction for any compensation income taxed to the grantee.

Cash Incentive Awards.

A grantee will recognize taxable income upon payment of a cash incentive award and the payment will be a deductible expense to the Company for tax purposes.

Section 162(m) Limit on Compensation.

Section 162(m) of the Code limits the deduction the Company can take for compensation paid to the Company's CEO and three other highest paid officers (other than the Company's principal financial officer), determined as of the end of each year, to $1,000,000 per year per individual. However, certain performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1,000,000 limit. The 2014 Equity Plan is designed so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation if the awards are based upon the satisfaction of one or more pre-established performance goals.

Vote Required

The 2014 Equity Plan will be approved if the proposal receives the affirmative vote of a majority of the shares represented at the meeting and entitled to vote, assuming a quorum is present. The board unanimously recommends that shareholders vote FOR approval of the 2014 Incentive Compensation Plan.

CERTAIN TRANSACTIONS AND RELATIONSHIPS WITH THE COMPANY

General Principles

Bank Mutual Corporation has a policy that transactions, if any, between the Company, on the one hand, and its executive officers or directors (or related party), on the other hand, must be on a basis that is fair and reasonable to the Company, and in accordance with Bank Mutual Corporation’s code of ethics, banking laws and regulations and other policies. Lending transactions between the Bank and such a person that are on the same terms and conditions as applied to others must be approved in advance by the board of directors or the executive committee of the Bank and also must be brought to the attention of the Company’s board of directors; depository transactions on the same terms and conditions as other customers do not need approval. Any other transactions with the Company’s directors or executive officers, or their related parties, must be approved by either a disinterested majority of the Company’s board of directors or by its Audit Committee.

Banking Relationships

The Bank has had, and expects to continue to have, regular business dealings with its officers and directors, as well as their associates and the firms that they serve. The Company follows applicable banking laws and regulations with respect to those relationships. The Bank’s historical policy has been that transactions, including loans, deposits and other securities, with its or the Company’s directors and executive officers be on terms that are no more favorable to the director or executive officer than the Bank would provide to unaffiliated third parties; however, the Bank maintains certain limited preferential loan programs for the benefit of other Bank non-executive officers and employees. Directors and executive officers, and their associates, regularly deposit funds with the Bank; the deposits are made on the same terms and conditions which are offered to other depositors.

Certain directors and executive officers are, or in 2013 were, indebted to the Bank for loans made in the ordinary course of business. Those loans were made in the ordinary course of business and have been on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable or preferential features. During 2013, Mr. Carter and a trust established for Mr. Buestrin’s daughter each had an outstanding ordinary course, non-preferential residential mortgage loan from the Bank, and Mr. Mayne had an outstanding overdraft account balance, made on the same terms as those offered to the Bank’s other customers. In addition, all of the directors and executive officers had deposit accounts with the Bank; these accounts are on the same terms and conditions that are offered to the Bank’s other customers. The board has considered these relationships when determining which directors are “independent” and has concluded that they do not affect independence.

Family Relationships

Michael T. Crowley III, the adult son of Mr. Crowley Jr., is the Vice President–Bank Office Administration for the Southeast Region of the Bank. In 2013, his annual base salary was $96,400, and he earned a bonus of $18,220 and was granted options to purchase 5,000 shares; he was also granted options to purchase 3,500 shares in 2014. Mr. Crowley III participates in other Bank benefit plans on the same basis as other salaried employees of the Bank, and does not have an employment agreement with the Company or the Bank.

Michael T. Crowley Sr., the father of Mr. Crowley Jr., was a director of Bank Mutual Corporation until 2004. In addition, he was a director and executive officer of the Bank until his retirement in 2005. The Company makes various post-retirement payments to Mr. Crowley Sr. as described below.

Deferred Compensation Agreement. The Bank maintained a deferred compensation arrangement with Mr. Crowley Sr. for over 25 years under which it agreed to defer part of Mr. Crowley Sr.’s compensation in exchange for compensation payments at a later date. The precise provisions were modified from time to time, most recently in 1998. To fund this obligation, the Bank purchased a life insurance policy on Mr. Crowley Sr. The policy is fully paid, and the Bank believes the arrangement is fully funded.

Upon Mr. Crowley Sr.’s retirement in May 2005, he began to receive a monthly payment of $10,607, to be received through May 2015. The monthly installments are equal to the amount that would be payable to the Bank under the life insurance policy if the Bank exercised a settlement option under the policy equal to a 10-year payment period. If Mr. Crowley Sr. dies before May 2015, the amounts otherwise payable to him will be paid to a beneficiary or beneficiaries named by him or to his estate. Under his employment agreement as in effect when he retired, Mr. Crowley Sr. also receives continuing medical insurance benefits in retirement, valued at $19,570 in 2013.

Defined Benefit Retirement Plans. As a consequence of his retirement, Mr. Crowley Sr. participates in the Company’s qualified defined benefit pension plan and the Supplemental Plan, both as described in “Executive Compensation” above. Under the qualified plan, Mr. Crowley Sr. had more than 70 years of service with the Bank prior to his retirement, and received $105,963 in 2013, in accordance with the plan, reflecting Code limits. In addition, as a consequence of the legal limits described above, Mr. Crowley Sr. also received approximately $297,288 in 2013, under the supplemental non-qualified plan; these amounts are paid out of a rabbi trust maintained by the Company.

REPORT OF THE AUDIT COMMITTEE

The functions of the Audit Committee of the Bank Mutual Corporation board of directors include meeting with the Company’s independent registered public accounting firm and making recommendations to the board regarding our independent registered public accounting firm; assessing the adequacy of internal controls over financial reporting, accounting methods and procedures; reviewing public disclosures required for compliance with securities laws; and considering and reviewing various other matters relating to the Company’s financial accounting and reporting. No member of the Audit Committee is employed by or has any other material relationship with the Company. The members of the Audit Committee are “independent” as defined in Rule 5605(a)(2) of the The Nasdaq Marketplace Rules, applicable to companies listed on The Nasdaq Stock Market. The board of directors has adopted a written charter for the Audit Committee and reviews and reaffirms that charter annually. A copy of the charter is available on the Company’s website.

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013 with Bank Mutual Corporation management;
•	discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2013, those matters that are required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees,” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees”; and
•	received the written disclosures from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the foregoing, the Audit Committee recommended to the board that those audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2013.

In addition, the Audit Committee also considered the fees paid to Deloitte & Touche LLP for services provided by Deloitte & Touche LLP during 2013. See “Independent Registered Public Accounting Firm” below. The Committee believes that the provision of the non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Members of the Audit Committee:

Richard A. Brown, Chairman

Thomas H. Buestrin

William J. Mielke

Robert B. Olson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP audited the Company’s financial statements for the years ended December 31, 2013 and 2012. The Audit Committee has decided, subject to shareholder ratification, to appoint Deloitte & Touche LLP, certified public accountants, as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2014.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the board believe it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2014. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP are expected to be present at the 2014 annual meeting to respond to appropriate questions and to make a statement if they so desire.

Fees Paid to Independent Registered Public Accounting Firm

Fees (including reimbursements for out-of-pocket expenses) paid to Deloitte & Touche LLP for services relating to 2013 and 2012 were as follows:

	2013	2012
Audit fees:	$533,850	$509,500
Audit-related fees:	0	0
Tax fees:	97,730	54,900
All other fees:	0	0

Tax services consisted of tax compliance and advice, including tax return assistance and consulting services related to tax accounting method changes. The Audit Committee considered the compatibility of non-audit services by Deloitte & Touche LLP with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee generally approves all engagements of the independent registered public accounting firm in advance, including approval of the related fees. The Audit Committee approves individual projects and the approved levels of fees for each. Management must have such projects approved by the Audit Committee. Projects of the types approved in general by the Audit Committee for which fees total less than $10,000 in each case may be approved by management with the concurrence of the chairman of the Audit Committee, subject to review and approval by the Audit Committee at its next meeting. There were no services or fees in 2013 or 2012 that were not approved in advance by the Audit Committee or its chairman under this policy.

The board unanimously recommends that shareholders vote FOR approval of the Deloitte & Touche LLP, certified public accountants, as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2014.

SHAREHOLDER PROPOSALS AND NOTICES

Shareholder proposals must be received by the corporate secretary of Bank Mutual Corporation no later than November 10, 2014, in order to be considered for inclusion in next year’s annual meeting proxy materials pursuant to the SEC’s Rule 14a-8 under the Securities Exchange Act.

Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal under Rule 14a-8 described above) fails to appropriately notify Bank Mutual Corporation of the matter at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority with respect to such a matter if it is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, for inclusion, any such matters must be received by the Company by no later than January 24, 2015, in the case of the 2015 annual meeting of shareholders. If such a notice is not received, the persons voting the proxies may use their discretion on any such matter. The Company is not aware of any such proposals for the 2014 annual meeting.

In addition, as a separate requirement, the Company’s bylaws also require that any nomination of a director or submission of a matter for consideration of the meeting must be presented, with specified accompanying information, to Bank Mutual Corporation’s corporate secretary at least 70, but not more than 100, days before the scheduled date for the next annual meeting of shareholders. No such submissions under the bylaws have been received by the Company for the 2014 annual meeting. Assuming that the 2015 annual meeting is held as scheduled on May 4, 2015, the period in which materials must be received is between January 23, 2015, and February 24, 2015, for the 2015 annual meeting in order to be considered.

By Order of the Board of Directors

James P. Carter
Vice President and Secretary

Milwaukee, Wisconsin
March 10, 2014

A copy, without exhibits, of Bank Mutual Corporation’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2013 is attached to this proxy statement. The Company will provide an additional copy of the 10-K, without exhibits, without charge to any record or beneficial owner of Company common stock upon the written request of that person directed to: James P. Carter, Vice President and Secretary, Bank Mutual Corporation, 4949 West Brown Deer Road, Milwaukee, Wisconsin 53223. The 10-K provides a list of exhibits, which will be provided for a reasonable fee to reflect duplication and mailing costs; exhibits are also available through the SEC’s website at www.sec.gov.

Multiple Shareholders Sharing the Same Address. In some cases, there are multiple shareholders of record at a single address. The Company is sending a single annual report and proxy statement to that address unless the Company received instructions to the contrary. Each shareholder of record, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may call the Company’s transfer agent, Registrar and Transfer Company, at (800) 368-5948, contact it by e-mail at info@rtco.com, or provide written instructions to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

If you receive multiple copies of the annual report and proxy statement, you also may contact the transfer agent at the telephone number or address above to request householding. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

REVOCABLE PROXY
BANK MUTUAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
MAY 5, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints David A. Baumgarten, Michael T. Crowley, Jr., Michael W. Dosland and James P. Carter, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Bank Mutual Corporation which the undersigned is entitled to vote at the annual meeting of shareholders (the "Meeting") to be held at the Four Points Sheraton Milwaukee North Hotel, 8900 N. Kildeer Court, Milwaukee, Wisconsin on Monday, May 5, 2014, at 10:00 a.m. Central time, and at any and all adjournments and postponements thereof.

Mark here if you no longer wish to receive paper annual meeting materials and instead view them online. ☐

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

____

____

____

Comments:

____

____

____

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

The Board of Directors recommends a vote "FOR" the election of the nominees, and "FOR" proposals 2, 3 and 4.

	For	With-hold	For All Except
1. The election of the following nominees as director for terms indicated (except as marked to the contrary below):	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write, in the space provided below, the name(s) of the nominee(s) for whom you wish to withhold your vote.

____

	For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm	☐	☐	☐
3. Advisory vote to approve the compensation of the Company's named executive officers, as desclosed in "Compensation Discussion and Analysis" and "Executive Compensation" in the proxy statement	☐	☐	☐
4. Approval of the Bank Mutual Corporation 2014 Incentive Compensation Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND AS THE BOARD RECOMMENDS ON ALL OTHER PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Should the above signed be present and choose to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of Bank Mutual Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of Bank Mutual Corporation or by duly executing a proxy bearing a later date.

The signing shareholder(s) acknowledges receipt from Bank Mutual Corporation, prior to the execution of this proxy, of a notice of annual meeting of shareholders, a proxy statement and an annual report to shareholders.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ——— Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

5516